EXHIBIT 10.2

Statuten	Articles of Association

der	of

Garmin Ltd.	Garmin Ltd.
(Garmin AG)	(Garmin AG)

mit Sitz in Schaffhausen	with registered office in Schaffhausen

I. Firma, Sitz und Zweck	I. Company Name, Registered Office and Objects

Art. 1 Firma und Sitz	Art. 1 Company Name and Registered Office

Unter der Firma Garmin Ltd. (Garmin AG) besteht eine Aktiengesellschaft gemäss den vorliegenden Statuten und den Vorschriften des Schweizerischen Obligationenrechtes (OR). Der Sitz der Gesellschaft ist in Schaffhausen.

Under the company name of Garmin Ltd. (Garmin AG) exists a corporation pursuant to the present Articles of Association and the provisions of the Swiss Code of Obligations (CO). The registered office of the Company is in Schaffhausen.

Art. 2 Zweck	Art. 2 Objects
[1] Die Gesellschaft bezweckt den Erwerb, das Halten, die Finanzierung, die Verwaltung und den Verkauf von Beteiligungen an inländischen sowie auch an ausländischen Unternehmen jeglicher Art.	[1] The objects of the Company are the acquisition, holding, financing, management and sale of participations in Swiss and foreign enterprises of all kinds.

[2] Die Gesellschaft kann jede Art von finanzieller Unterstützung für und an Gruppengesellschaften gewähren, einschliesslich der Leistung von Garantien.	[2] The Company may provide any kind of financial assistance, including guarantees, to and for group companies.

[3] Die Gesellschaft kann ferner im In- und Ausland Zweigniederlassungen und Tochtergesellschaften errichten, sich an anderen Unternehmen im In- und Ausland beteiligen sowie solche Unternehmen erwerben und finanzieren. Im Weiteren kann die Gesellschaft im In- und Ausland Grundstücke und gewerbliche Schutzrechte erwerben, belasten, veräussern und verwalten sowie alle Geschäfte tätigen, die geeignet sein können, den Zweck der Gesellschaft zu fördern, oder die direkt oder indirekt damit in Zusammenhang stehen.

[3] The Company may establish branches and subsidiaries in Switzerland and abroad as well as participate in, acquire and finance other enterprises in Switzerland and abroad. The company may acquire, encumber, sell and manage real estate and intellectual property rights in Switzerland and abroad. It may furthermore make all transactions which may be appropriate to promote the purpose of the company or which are directly or indirectly connected therewith.

II. Aktienkapital und Aktien	II. Share Capital and Shares

Art. 3 Aktienkapital	Art. 3 Share Capital

Das Aktienkapital der Gesellschaft („Aktienkapital“) beträgt USD 19'490'096.50 und ist eingeteilt in 194'900'965 Namenaktien („Aktien“) mit einem Nennwert von je USD 0.10. Die Aktien sind vollständig liberiert.

The share capital of the Company (“Share Capital”) amounts to USD 19,490,096.50 and is divided into 194,900,965 registered shares (“Shares”) with a nominal value of USD 0.10 each. The Shares are fully paid up.

Art. 4 Anerkennung der Statuten	Art. 4 Recognition of Articles of Association
Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.	Any exercise of shareholders’ rights automatically comprises recognition of the version of these Articles of Association in force at the time.

Art. 5 Kapitalband	Art. 5 Capital Band
[1] Die Gesellschaft verfügt über ein Kapitalband zwischen USD 17’541’086.85 (untere Grenze) und USD 23’388’115.80 (obere	[1] The Company has a capital band ranging from USD 17,541,086.85 (lower limit) to USD 23,388,115.80 (upper

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	2

Grenze). Der Verwaltungsrat ist im Rahmen des Kapitalbands ermächtigt, bis zum 7. Juni 2025 oder bis zu einem früheren Dahinfallen des Kapitalbands das Aktienkapital einmal oder mehrmals und in beliebigen Beträgen zu erhöhen oder herabzusetzen oder Aktien direkt oder indirekt zu erwerben oder zu veräussern. Die Kapitalerhöhung oder -herabsetzung kann durch Ausgabe von bis zu 38’980’193 voll zu liberierenden Aktien mit einem Nennwert von je USD 0.10 bzw. Vernichtung von bis zu 19’490’096 Aktien mit einem Nennwert von je USD 0.10 oder durch eine Erhöhung bzw. Herabsetzung der Nennwerte der bestehenden Aktien mit einem Nennwert von je USD 0.10 im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererhöhung erfolgen.

limit). The Board of Directors shall be authorized within the capital band to increase or decrease the share capital once or several times and in any amounts or to acquire or dispose of Shares directly or indirectly, until June 7, 2025 or until an earlier expiration of the capital band. The capital increase or decrease may be effected by issuing up to 38,980,193 fully paid-in shares with a nominal value of USD 0.10 each and cancelling up to 19,490,096 shares with a nominal value of USD 0.10 each, as applicable, or by increasing or decreasing the nominal value of the existing shares with a nominal value of USD 0.10 each within the limits of the capital band or by simultaneous decrease and re-increase of the share capital.

2 Im Falle einer Ausgabe von neuen Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien den Beschränkungen von Art. 8 dieser Statuten.

2 In the event of an issue of new Shares, the subscription and acquisition of the new Shares and any subsequent transfer of the Shares shall be subject to the limitations pursuant to Art. 8 of these Articles of Association.

[3] Bei einer Erhöhung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben oder nicht gültig ausgeübt wurden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht gültig ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht gültig ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

3 In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the commencement date for dividend entitlement. In this regard, the Board of Directors may issue new Shares by means of a firm underwriting through a bank, a syndicate of banks or another third party and a subsequent offer of these Shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. The Board of Directors may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or Shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

[4] Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermächtigt, das Bezugsrecht der bisherigen Aktionäre aufzuheben oder zu beschränken und Dritten, der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:

4 In the event of an issuance of Shares, the Board of Directors is further authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgütern oder Lizenzen durch oder Investitionsvorhaben der Gesellschaft oder einer ihrer Konzerngesellschaften oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder

(b) for the acquisition of companies, parts of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of Shares; or

(c) zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in gewissen Finanz- oder Investorenmärkten oder im Zusammenhang mit der Kotierung neuer Aktien an inländischen oder an ausländischen Börsen; oder

(c) for the purpose of broadening the shareholder constituency of the Company in certain financial or investor markets or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	3

(d) für nationale und internationale Platzierungen von neuen Aktien zum Zwecke der Erhöhung des Streubesitzes oder zur Einhaltung anwendbarer Kotierungsvorschriften; oder	(d) for purposes of national and international offerings of new Shares for the purpose of increasing the free float or to meet applicable listing requirements; or

(e) zwecks Beteiligung von strategischen Investoren, einschliesslich Finanzinvestoren; oder	(e) for purposes of the participation of strategic partners, including financial investors; or

(f) für die Einräumung einer Mehrzuteilungsoption ("greenshoe") von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(f) for purposes of granting an over-allotment option ("greenshoe") of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(g) für die Beteiligung der Verwaltungsratsmitgliedern, Geschäftsleitungsmitgliedern, Mitarbeitern, Beauftragten, Beratern der Gesellschaft oder einer Gruppengesellschaft, oder anderen Personen, die Dienstleistungen an die Gesellschaft oder eine ihrer Gruppengesellschaft erbringen; oder

(g) for the participation of the members of the Board of Directors, members of the Management Team, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies; or

(h) um Eigenkapital auf eine schnelle und flexible Weise zu beschaffen, welche ohne den Ausschluss der Bezugsrechte der bestehenden Aktionäre nicht oder nur schwer oder zu wesentlich schlechteren Bedingungen möglich wäre.

(h) for raising equity capital in a fast and flexible manner which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of the existing shareholders.

[5] Nach einer Nennwertveränderung sind neue Aktien im Rahmen des Kapitalbands mit gleichem Nennwert auszugeben wie die bestehenden Aktien	[5] After a change of the nominal value, new Shares shall be issued within the capital band with the same nominal value as the existing Shares.

[6] Erhöht sich das Aktienkapital aufgrund einer Erhöhung aus bedingtem Kapital nach Art. 6 dieser Statuten, so erhöhen sich die obere und die untere Grenze des Kapitalbands entsprechend dem Umfang der Erhöhung des Aktienkapitals. Der Verwaltungsrat macht die erforderlichen Feststellungen und ändert die Statuten entsprechend.

6 If the share capital increases as a result of an increase from conditional capital pursuant to Art. 6 of these Articles of Association, the upper and lower limits of the capital band shall increase in an amount corresponding to such increase in the share capital. The Board of Directors shall make the necessary ascertainments and amend the Articles of Association accordingly.

[7] Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest. Der Verwaltungsrat kann den Herabsetzungsbetrag auch zur teilweisen oder vollständigen Beseitigung einer Unterbilanz im Sinne von Artikel 653p OR verwenden oder das Aktienkapital im Sinne von Artikel 653q OR gleichzeitig herabsetzen und mindestens auf den bisherigen Betrag erhöhen.

7 In the event of a decrease of the share capital within the capital band, the Board of Directors shall, to the extent necessary, determine the use of the decrease amount. The Board of Directors may also use the decrease amount for the partial or full elimination of a share capital shortfall in the sense of article 653p CO or may, in the sense of article 653q CO, simultaneously decrease and increase the share capital to at least the previous amount.

Art. 6 Bedingtes Aktienkapital	Art. 6 Conditional Share Capital
[1] Das Aktienkapital kann sich durch Ausgabe von höchstens 99'038'709 voll zu liberierenden Namenaktien im Nennwert von je USD 0.10 um höchstens USD 9'903'870.90 erhöhen durch:	[1] The Share Capital may be increased in an amount not to exceed USD 9,903,870.90 through the issuance of up to 99,038,709 fully paid-up registered Shares with a par value of USD 0.10 each through:

die Ausübung von Optionsrechten, die Mitarbeitern und / oder Mitgliedern des Verwaltungsrates der Gesellschaft oder einer Gruppengesellschaft gewährt werden.	the exercise of option rights which are granted to employees and / or members of the board of directors of the Company or group companies.

[2] Das Bezugsrecht der Aktionäre ist ausgeschlossen.	[2] The preferential subscription rights of the shareholders are excluded.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	4

[3] Die Aktien, welche über die Ausübung von Umwandlungsrechten erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Art. 8 dieser Statuten.	[3] The Shares acquired through the exercise of rights shall be subject to the limitations for registration in the share register pursuant to Art. 8 of these Articles of Association.

Art. 7 Aktienzertifikate	Art. 7 Share Certificates
[1] Anstelle von einzelnen Aktien können Aktienzertifikate über mehrere Aktien ausgestellt werden. Aktien und Zertifikate sind durch ein Mitglied des Verwaltungsrates zu unterzeichnen.	1 In lieu of single shares, the Company may issue share certificates covering several shares. Shares and certificates shall be signed by a member of the Board of Directors.

[2] Ein Aktionär hat nur dann Anspruch auf die Ausgabe eines Aktienzertifikates, wenn der Verwaltungsrat die Ausgabe von Aktienzertifikaten beschliesst. Aktienzertifikate werden in der vom Verwaltungsrat festgelegten Form ausgegeben. Ein Aktionär kann jederzeit eine Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen.

2 A shareholder shall be entitled to a share certificate only if the Board of Directors resolves that share certificates shall be issued. Share certificates, if any, shall be in such form as the Board of Directors may determine. A shareholder may at any time request an attestation of the number of registered Shares held by it.

[3] Die Gesellschaft kann jederzeit auf die Ausgabe und Aushändigung von Zertifikaten verzichten und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.

[3] The Company may dispense with the obligation to issue and deliver certificates, and may, with the consent of the shareholder, cancel without replacement issued certificates delivered to the Company.

[4] Der Verwaltungsrat kann beschliessen, den Aktionären anstelle von Wertpapieren einfache Beweisurkunden über ihre Beteiligung auszustellen.	[4] The Board of Directors may decide to issue to the shareholders, in lieu of securities, simple documentary evidence for their participation.

[5] Die Gesellschaft kann ihre Aktien als Wertrechte gemäss Schweizerischem Obligationenrecht und Bucheffekten gemäss Bucheffektengesetz ausgeben.

[5] The Company may issue its Shares as uncertificated securities within the meaning of the Swiss Code of Obligations and as intermediated securities within the meaning of the Intermediated Securities Act.

Art. 8 Aktienbuch, Eintragungsbeschränkungen, Nominees	Art. 8 Share Register, Restrictions on Registration, Nominees

[1] Die Gesellschaft selbst oder ein von ihr beauftragter Dritter führt ein Aktienbuch („Aktienbuch“). Darin werden die Eigentümer und Nutzniesser der Namenaktien sowie Nominees mit Namen und Vornamen, Adresse und Staatsangehörigkeit (bei Rechtseinheiten mit Firma und Sitz) eingetragen. Ändert eine im Aktienbuch eingetragene Zivilrechtliche Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle schriftlichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Zivilrechtlichen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

[1] The Company shall maintain, itself or through a third party, a share register (“Share Register”) that lists the surname, first name, address and citizenship (or the name and registered office for legal entities) of the owners and usufructuaries of the registered Shares as well as the nominees. A Person recorded in the Share Register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to Persons of record shall be deemed to have validly been made if sent to the address recorded in the Share Register.

[2] Ein Erwerber von Namenaktien wird auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber auf Aufforderung durch die Gesellschaft ausdrücklich erklärt, die Namenaktien im eigenen Namen und auf eigene Rechnung erworben zu haben. Der Verwaltungsrat kann Nominees, welche Namenaktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Der Verwaltungsrat kann Kriterien für die Billigung solcher Nominees als Aktionäre mit Stimmrecht festlegen. Die an den Namenaktien wirtschaftlich Berechtigten, welche die Namenaktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.

2 An acquirer of registered Shares shall be recorded upon request in the Share Register as a shareholder with voting rights; provided, however, that any such acquirer upon request of the Company expressly declares to have acquired the registered Shares in its own name and for its own account. The Board of Directors may record nominees who hold registered Shares in their own name, but for the account of third parties, as shareholders with voting rights in the Share Register of the Company. The Board of Directors may set forth the relevant requirements for the acceptance of nominees as shareholders with voting rights. Beneficial owners of registered Shares who hold registered Shares

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	5

through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

[3] Sollte der Verwaltungsrat die Eintragung eines Aktionärs als Aktionär mit Stimmrecht ablehnen, muss dem Aktionär diese Ablehnung innerhalb von 20 Tagen nach Erhalt des Eintragungsgesuches mitgeteilt werden. Aktionäre, die nicht als Aktionäre mit Stimmrecht anerkannt wurden, sind als Aktionäre ohne Stimmrecht im Aktienbuch einzutragen.

3 If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Nonrecognized shareholders shall be entered in the Share Register as shareholders without voting rights.

[4] Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

[4] After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the Share Register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

[5] Sofern die Gesellschaft an einer Börse im Ausland kotiert ist, ist es der Gesellschaft mit Bezug auf den Regelungsgegenstand dieses Art. 8 und soweit gesetzlich zulässig gestattet, die in der jeweiligen Rechtsordnung geltenden Vorschriften und Normierungen anzuwenden.

5 In case the Company is listed on any foreign Exchange, the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this Art. 8 to the extent permitted by Swiss law.

Art. 9 Übertragung	Art. 9 Transfer

[1] Die Übertragung von Namenaktien und aller damit verbundenen Rechte zu Eigentum oder zur Nutzniessung erfolgt durch Indossament (Unterschrift) auf dem Aktientitel oder Zertifikat und Besitzesübertragung. Falls keine Aktientitel oder Zertifikate bestehen, erfolgt die Übertragung der Aktien zu Eigentum oder zur Nutzniessung durch eine schriftliche Abtretungserklärung.

[1] The transfer of ownership or the granting of a usufruct in registered Shares and in all the rights connected therewith shall be made by endorsement (signature) of the share title or certificate and by transfer of possession. If neither share titles nor certificates have been issued, such transfer shall be made by written declaration of assignment.

[2] Die Verfügung über die als Bucheffekten ausgegebenen Aktien erfolgt gemäss Bucheffektengesetz.	[2] The transfer of Shares issued as intermediated securities, including the granting of security interests, shall be made according to the Intermediated Securities Act.

3 Im Rahmen des gesetzlich zulässigen und unter Vorbehalt der übrigen Bestimmungen dieses Art. 9 darf die Übertragung von unzertifizierten Aktien, die im Namen eines Aktionärs durch einen Transfer Agenten, Trust oder einer ähnlichen Einrichtung (der „Transfer Agent“) verwaltet werden, nur in Co-Operation mit diesem Transfer Agenten erfolgen.

[3] Subject to the provisions contained in this Art. 9 and to the extent permitted by applicable law if uncertificated securities are administered on behalf of a shareholder by a transfer agent, trust company or similar entity (“Transfer Agent”), such securities and the rights deriving from them may be transferred only with the cooperation of the Transfer Agent.

Art. 10 Umwandlung und Zerlegung von Aktien	Art. 10 Conversion and Splitting of Shares
[1] Durch Änderung der Statuten kann die Generalversammlung jederzeit Namenaktien in Inhaberaktien umwandeln und umgekehrt.	[1] The general meeting of the shareholders may at any time convert registered shares into bearer shares and vice versa by amending the Articles of Association.

[2] Sie ist ferner befugt, Aktien in solche von kleinerem Nennwert zu zerlegen oder mit Zustimmung der erforderlichen gesetzlichen Mehrheit der Stimmen und des Kapitals zu solchen von grösserem Nennwert zusammenzulegen, wobei für die Zusammenlegung von Aktien, soweit sie nicht an einer Börse kotiert sind, es der Zustimmung aller betroffenen Aktionäre bedarf.

[2] Furthermore, it is authorized to split shares into shares with lower nominal value or with the approval of the prerequisite statutory majority of votes and capital to consolidate shares into shares with higher nominal value, whereby for the consolidation of shares if these are not listed on a stock exchange, the consent of all shareholders concerned is required.

Art. 11 Bezugsrechte	Art. 11 Subscription Rights
1 Im Falle der Erhöhung des Aktienkapitals durch Ausgabe neuer Aktien haben die bisherigen Aktionäre ein Bezugsrecht im	1 In the event of an increase of the Share Capital by issuing new shares, each existing shareholder has subscription rights

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	6

Verhältnis ihrer bisherigen Beteiligung, sofern die Generalversammlung dieses Recht nicht aus wichtigen Gründen einschränkt oder ausschliesst (einschliesslich durch Delegation an den Verwaltungsrat im Rahmen von Art. 5 und 6 dieser Statuten). Wichtige Gründe sind insbesondere die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen sowie die Beteiligung der Arbeitnehmer.

in proportion to his/her existing shareholding, to the extent the general meeting of shareholders does not restrict or exclude this right for important reasons (including by giving authority to the Board of Directors under to Art. 5 and Art. 6 of these Articles of Association). Important reasons are, in particular, the takeover of companies, of company parts, or of participations, as well as the participation of employees.

[2] Die Generalversammlung setzt die Emissionsbedingungen fest, sofern sie nicht durch Beschluss den Verwaltungsrat dazu ermächtigt. Der Verwaltungsrat setzt die Einzahlungsbedingungen fest und gibt die Emissions- und Einzahlungsbedingungen den bezugsberechtigten Aktionären bekannt.

[2] The general meeting of the shareholders shall determine the terms of the share issue to the extent it has not, by resolution, authorized the Board of Directors to do so. The Board of Directors shall determine the payment terms and communicate the issue and payment terms to the shareholders entitled to subscription rights.

III. Organisation	III. Organization

A. Die Generalversammlung	A. The General Meeting
Art. 12 Befugnisse	Art. 12 Authority
Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:	The general meeting of the shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. Festsetzung und Änderung der Statuten; vorbehalten bleibt Art. 27;	1. adoption and amendment of the Articles of Association; Art. 27 remains reserved;

2. Festsetzung der Zahl der Mitglieder des Verwaltungsrates sowie Wahl und Abberufung derselben;	2. determination of the number of members of the Board of Directors as well as their election and removal;

3. Wahl und Abberufung des Verwaltungsratspräsidenten;	3. election and removal of the chair of the Board of Directors;

4. Wahl und Abberufung der Mitglieder des für Vergütungsfragen zuständigen Ausschusses (“Vergütungsausschuss”);	4. election and removal of the members of the committee responsible for compensation matters (“Compensation Committee”);

5. Wahl und Abberufung des unabhängigen Stimmrechtsvertreters;	5. election and removal of the independent voting rights representative;

6. Wahl und Abberufung der Revisionsstelle;	6. appointment and removal of the Auditors;

7. Genehmigung des Lageberichtes des Verwaltungsrates;	7. approval of the management report of the Board of Directors;

8. Genehmigung der Jahresrechnung und einer allfälligen Konzernrechnung;	8. approval of the annual financial accounts and (if applicable) the group accounts;

9. Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;	9. resolution on the allocation of the balance sheet profit, in particular the determination of dividends;
10. die Festsetzung der Zwischendividende und die Genehmigung des dafür erforderlichen Zwischenabschlusses	10. the determination of interim dividends and the approval of the interim financial statements required for this purpose;

11. die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve, unter Vorbehalt des Artikels 671 Abs. 2 OR;	11. the resolution on the repayment of the statutory capital reserve, subject to article 671 para. 2 CO;

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	7

12. die Dekotierung der Beteiligungspapiere der Gesellschaft;	12. the delisting of the Company's equity securities;

13. die Genehmigung des Berichts über nichtfinanzielle Belange nach Artikel 964c OR;	13. the approval of the report on non-financial matters pursuant to article 964c CO;

14. wird variable Vergütung von der Generalversammlung prospektiv genehmigt, legt der Verwaltungsrat der Generalversammlung den Vergütungsbericht gemäss dem Schweizerischen Obligationenrecht zur Konsultativabstimmung vor.

14. if variable compensation is approved by the general meeting of shareholders prospectively, the Board of Directors shall submit the compensation report established pursuant to the Swiss Code of Obligations to an advisory vote of the general meeting of shareholders.

15. Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung gemäss Art. 22 a) dieser Statuten;	15. approval of the compensation of the Board of Directors and Executive Management pursuant to Art. 22 a) of these Articles of Association;

16. Entlastung der Mitglieder des Verwaltungsrates und der übrigen mit der Geschäftsführung betrauten Zivilrechtlichen Personen;	16. discharge of the members of the Board of Directors and the Persons entrusted with the management;

17. Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden;

17. resolution on matters which are reserved to the general meeting of the shareholders either by law or the Articles of Association or that are, subject to article 716a CO, submitted to the general meeting of the shareholders by the Board of Directors;

18. Die Genehmigung von Zusammenschlüssen (die Definition eines Zusammenschlusses findet sich in Art. 41 dieser Statuten), (i) soweit sich die Zuständigkeit der Generalversammlung nicht bereits aus Art. 12 Ziff. 1. bis 17. ergibt und (ii) soweit nicht zwingend ein anderes Organ der Gesellschaft zuständig ist.

18. the approval of Business Combinations (definition of this term is in Art. 41 of these Articles of Association), if and to the extent that such approval (i) is not covered by the powers of the general meeting pursuant to Art. 12 para. 1. to 17. and (ii) that it is not an inalienable power of another corporate body of the Company.

Art. 13 Recht zur Einberufung	Art. 13 Right to call a General Meeting

[1] Die Generalversammlung wird vom Verwaltungsrat, nötigenfalls von der Revisionsstelle, einberufen. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu. Sie findet am Gesellschaftssitz oder an einem anderen Ort im In- oder Ausland oder, soweit nach den gesetzlichen Bestimmungen zulässig, ausschliesslich in einer vom Verwaltungsrat von Zeit zu Zeit festgelegten virtuellen Form statt.

[1] The general meeting of the shareholders shall be called by the Board of Directors or, if necessary, by the Auditors. Liquidators and representatives of bond creditors are also entitled to call the general meeting of the shareholders. It shall be held at the Company's registered office or at another place in Switzerland or abroad or, to the extent permissible under applicable laws, solely in virtual form, as determined by the Board of Directors from time to time.

[2] Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Ausserordentliche Generalversammlungen finden in den vom Gesetz vorgesehenen Fällen statt, insbesondere, wenn der Verwaltungsrat es für notwendig oder angezeigt erachtet oder die Revisionsstelle dies verlangt. Ausserdem muss der Verwaltungsrat eine ausserordentliche Generalversammlung einberufen, wenn es eine Generalversammlung so beschliesst oder wenn dies von Aktionären beantragt wird, die allein oder zusammen Aktien halten, die mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten.

[2] The ordinary general meeting of the shareholders shall take place annually within six months after the end of the business year. Extraordinary general meetings of the shareholders shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the Board of Directors or if so requested by the Auditor. An extraordinary general meeting shall further be convened by the Board of Directors upon resolution of a general meeting of shareholders or if so requested by shareholders who hold, alone or together, Shares representing at least 5 percent of the share capital or votes.

Art. 14 Form der Einberufung	Art. 14 Form of the calling of a General Meeting
[1] Die Generalversammlung wird durch einmalige Anzeige in der in Art. 39 für Mitteilungen an die Aktionäre vorgeschriebenen	[1] The general meeting of the shareholders shall be convened by a single notice as provided for in Art. 39 regarding the

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	8

Art und Weise einberufen. Diese Anzeige muss mindestens 20 Tage vor der Generalversammlung ergehen.	manner of communications to shareholders. Such notice must be given at least 20 days prior to the general meeting of the shareholders.

[2] Tag, Zeit und Ort der Generalversammlung, die Verhandlungsgegenstände (Traktandenliste) sowie die Anträge des Verwaltungsrates und der Aktionäre, welche die Durchführung der Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und den Namen und die Adresse des unabhängigen Stimmrechtsvertreters sind bei der Einberufung bekannt zu geben.

[2] The calling shall state the date, time and place of the general meeting of the shareholders as well as the agenda and motions of the Board of Directors and of the shareholders who have requested the holding of a general meeting of the shareholders or the inclusion of an item on the agenda, and the name and address of the independent voting rights representative.

[3] Über Gegenstände, die nicht in dieser Weise angekündigt worden sind, können Beschlüsse nicht gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderprüfung oder auf Wahl einer Revisionsstelle infolge eines Begehrens eines Aktionärs nach Artikel 727a Abs. 4 OR.

3 No resolutions may be passed on agenda items which have not been announced in this manner, except on motions for the calling of an extraordinary general meeting of the shareholders, for the conduct of a special audit or the appointment of auditors at the request of a shareholder pursuant to article 727a paragraph 4 CO.

Art. 15 Universalversammlung	Art. 15 Universal Meeting

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvor-schriften abhalten.

The holders of all Shares or their representatives may, if no objection is raised, hold a general meeting of the shareholders without observing the formalities required for the calling of a general meeting of the shareholders.

In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Ver-treter sämtlicher Aktien anwesend sind.

Provided the holders of all shares or their representatives are present, all items within the powers of a general meeting of the shareholders may validly be discussed and resolved at such a meeting.

Art. 16 Vorsitz und Protokoll	Art. 16 Chairperson and Minutes

[1] Die Generalversammlung wird durch den Präsidenten bzw. Vizepräsidenten des Verwaltungsrates, den Chief Executive Officer, den Sekretär des Verwaltungsrates oder eine vom Verwaltungsrat ernannte Person geleitet.

[1] The general meeting of the shareholders shall be chaired by the Chairman, the vice-chairman of the Board of Directors, Chief Executive Officer, Corporate Secretary or any person appointed by the Board of Directors.

[2] Der Vorsitzende ernennt den Protokollführer und den oder die Stimmenzähler. Der Protokollführer und der oder die Stimmenzähler müssen nicht Aktionäre sein. Der Vorsitzende kann zugleich auch Protokollführer und Stimmenzähler sein.

[2] The chairperson shall appoint the keeper of the minutes and the scrutineer(s). The keeper of the minutes and the scrutineer(s) need not be shareholders. The chairperson may also be the keeper of the minutes and the scrutineer.

[3] Über die Beschlüsse und Wahlen der Generalversammlung ist ein Protokoll zu führen, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist. Es hält die Angaben gemäss Art. 702 Abs. 2 OR fest.

[3] Minutes shall be kept of the resolutions and votes of the general meeting of the shareholders that shall be signed by the chairperson and the keeper of the minutes. They shall contain the information required by Art. 702 paragraph 2 CO.

[4] Die Beschlüsse und Wahlergebnisse sind unter Angabe der genauen Stimmenverhältnisse innerhalb von 15 Kalendertagen nach der Generalversammlung auf elektronischem Weg zugänglich zu machen; jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Kalendertagen nach der Generalversammlung zugänglich gemacht wird.

[4] The resolutions and election results shall be made available electronically within 15 calendar days after the general meeting of the shareholders, stating the exact proportion of votes; each shareholder may request that the minutes be made available to it within 30 calendar days after the general meeting of the shareholders.

Art. 17 Stimmrecht und Vertretung	Art. 17 Voting Rights and Representation
[1] Jede Aktie berechtigt zu einer Stimme.	[1] Each share carries one vote.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	9

[2] Sofern die Statuten es vorsehen, ist jeder an einem bestimmten, durch den Verwaltungsrat vorgegebenen Stichtag, im Aktienbuch eingetragene Aktionär berechtigt, an der Generalversammlung teilzunehmen und an der Beschlussfassung mitzuwirken.

2 If provided in these Articles of Association, each shareholder recorded in the Share Register on a specific qualifying day which may be designated by the Board of Directors shall be entitled to participate at the general meeting of the shareholders and in any vote taken.

[3] Die Aktionäre wählen den unabhängigen Stimmrechtsvertreter an einer Generalversammlung für eine Amtszeit bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Ist das Amt des unabhängigen Stimmrechtsvertreters aus irgendeinem Grund vakant, ernennt der Verwaltungsrat einen unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.

[3] The shareholders shall elect the independent voting rights representative at a general meeting of the shareholders for a term of office extending until completion of the next annual general meeting. Re-election is possible. If the office of the independent voting rights representative is vacant, for any reason, the Board of Directors shall appoint an independent voting rights representative for the next general meeting of shareholders.

[4] Jeder Aktionär kann sich in der Generalversammlung durch einen anderen Aktionär, einen Dritten oder den unabhängigen Stimmrechtsvertreter vertreten lassen. Vertreter haben sich durch eine schriftliche Vollmacht auszuweisen, wobei die Vollmacht und die Weisungen an den unabhängigen Stimmrechtsvertreter auch in einer vom Verwaltungsrat von Zeit zu Zeit festgelegten elektronischen Form erteilt werden können.

[4] Each shareholder may arrange representation through another shareholder, a third party or the independent voting rights representative. The representative must produce a written power of attorney; provided, however, that the proxy and the instructions to the independent voting rights representative may also be granted by electronic means as determined by the Board of Directors from time to time.

[5] Die Gesellschaft anerkennt nur einen Vertreter für jede Aktie.	[5] The Company shall acknowledge only one representative for each share.

[6] Der Verwaltungsrat kann die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften regeln, einschliesslich mittels Verfahrensvorschriften in der Einladung zur Generalversammlung oder in den Stimmrechtskarten, die den Aktionären im Zusammenhang mit einer Generalversammlung zugestellt werden.

[6] The Board of Directors may issue the particulars of the right to representation and participation at the general meeting of the shareholders in procedural rules, including in procedural rules included in the notice of the general meeting of the shareholders or the proxy cards made available to shareholders in connection with a general meeting of the shareholders.

[7] Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär oder Nutzniesser der Aktien jeweils nur in dem Umfang ausgeübt werden, wie diese Person mit Stimmrecht im Aktienbuch eingetragen ist.

[7] Voting rights and rights derived from them may be exercised in relation to the Company by a shareholder or usufructuary of Shares only to the extent that such Person is recorded in the Share Register with the right to exercise his voting rights.

Art. 18 Teilnahme der Mitglieder des Verwaltungsrates	Art. 18 Participation of the Members of the Board of Directors
Die Mitglieder des Verwaltungsrates sind berechtigt, an der Generalversammlung teilzunehmen. Sie können Anträge stellen.	The members of the Board of Directors may take part in the general meeting of the shareholders. They may submit motions.

Art. 19 Beschlussfassung und Wahlen	Art. 19 Resolutions and Voting

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der Mehrheit der abgegebenen Aktienstimmen, unter Ausschluss der leeren, ungültigen und nicht ausübbaren Stimmen, soweit Gesetz oder Statuten nichts anderes bestimmen. Bei Stimmengleichheit gilt ein Beschluss als nicht zustande gekommen; bei Wahlen entscheidet das Los.

The general meeting of the shareholders shall pass its resolutions and elections with a majority of the share votes cast, excluding unmarked, invalid and non-exercisable votes, to the extent not otherwise stated by the law or the Articles of Association. Where the votes are tied, a resolution shall be deemed not to be passed; in the case of elections, the decision shall be by lot.

Art. 20 Besonderes Stimmen-Quorum	Art. 20 Special Vote
[1] Insbesondere folgende Beschlüsse müssen von Gesetzes wegen mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigen:	[1] The following resolutions, among others, require by law two thirds of the votes represented and the absolute majority of the nominal value of the Shares represented in favor:

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	10

1. Änderung des Gesellschaftszweckes gemäss Art. 2 dieser Statuten;	1. amendment of the Company objects as described in Art. 2 of these Articles of Association;

2. Einführung und Abschaffung von Stimmrechtsaktien;	2. creation and cancellation of Shares with privileged voting rights;

3. Zusammenlegung von Aktien (reverse stock split);	3. combination of Shares (reverse stock split);

4. Beschränkung der Übertragbarkeit von Namenaktien und Aufhebung einer solchen Beschränkung;	4. restriction on the transferability of registered Shares and cancellation of such a restriction;

5. Einführung oder Änderung eines Kapitalbands oder eines/des bedingten Kapitals;	5. the introduction of or the amendment to a capital band or conditional share capital;

6. Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;	6. capital increase through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the granting of special benefits;

7. Wechsel der Währung des Aktienkapitals;	7. change of currency of the share capital;

8. Einschränkung oder Aufhebung des Bezugsrechtes;	8. restriction or withdrawal of subscription rights;
9. Verlegung des Sitzes der Gesellschaft;	9. relocation of the registered office of the Company;

10. Auflösung der Gesellschaft;	10. winding-up of the Company;

11. Dekotierung der Aktien;	11. delisting of the Shares;

12. Fusionsbeschluss gemäss Artikel 18 des Fusionsgesetzes (FusG), Spaltungsbeschluss gemäss Artikel 43 FusG und Umwandlungsbeschluss gemäss Artikel 64 FusG.	12. merger resolution pursuant to article 18 of the Merger Act (FusG), demerger resolution pursuant to article 43 FusG and transformation resolution pursuant to article 64 FusG.

2 Im Rahmen des gesetzlich Zulässigen und unter Vorbehalt anderslautender Vorschriften in diesem Art. 20 ist für folgende Gegenstände ein Beschluss der Generalversammlung erforderlich, der mindestens 75 % der an der Generalversammlung vertretenen Aktien auf sich vereinigt:

[2] Subject to the provisions of the applicable law and except as otherwise expressly provided in this Art. 20, the approval of at least 75 % of the Shares represented at a general meeting of the shareholders shall be required for:

1. Die Genehmigung von Zusammenschlüssen (die Definition eines Zusammenschlusses findet sich in Art. 41 dieser Statuten) gemäss Art. 12 Ziff. 18 dieser Statuten. Dieses besondere Zustimmungserfordernis ist nicht erforderlich für Zusammenschlüsse, welche von der Mehrheit der Unparteiischen Mitgliedern des Verwaltungsrates (die Definition der Unparteiischen Mitglieder des Verwaltungsrates findet sich in Art. 41 der Statuten) genehmigt wurden. Für solche von der Mehrheit der Unparteiischen Mitgliedern des Verwaltungsrates genehmigte Zusammenschlüsse genügen die im Gesetz oder in den Statuten vorgesehenen Mehrheiten, je nach dem welche strenger sind. Für den Zweck dieser Bestimmung ist die Mehrheit der Unparteiischen Mitglieder des Verwaltungsrates berechtigt und verpflichtet, gestützt auf die ihnen nach angemessenem Aufwand zur Verfügung stehenden Informationen zu bestimmen, (i) ob eine Person ein Nahestehender Aktionär ist; (ii) die Anzahl Aktien, die eine Person oder eine Gesellschaft direkt oder indirekt hält; (iii) ob eine Gesellschaft eine Nahestehende Gesellschaft einer anderen ist; und ob (iv) die Aktiven, welche

1. The approval of Business Combinations (definition of this term is in Art. 41 of these Articles of Association) pursuant to Art. 12 para. 18 of these Articles of Association. The foregoing requiring a special resolution of the shareholders shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote as is required by the law or by these Articles of Association, whichever is greater, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined in Art. 41 of these Articles of Association) whereby it is understood that such majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder; (ii) the number of Shares of which any person is the beneficial owner; (iii) whether a Person is an Affiliate of another; and (iv) whether the assets which are the subject of any Business Combination have, or any securities to be issued or transferred by the Company or

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	11

Gegenstand eines solchen Zusammenschlusses sind oder die von der Gesellschaft oder einer ihrer Tochtergesellschaften im Zusammenhang mit einem solchen Zusammenschluss ausgegebenen oder übertragenden Effekten einen aggregierten Marktwert von mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor dem Zusammenschluss haben. Die Mehrheit der Unparteiischen Mitglieder des Verwaltungsrates hat zudem das Recht, sämtliche Bestimmungen und Begriffe dieses Art. 20 auszulegen.

any Subsidiary in any Business Combination have, an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Art. 20.

2. Jede Änderung von Art. 20 Abs. 2 dieser Statuten.	2. Any change to Art. 20 para. 2 of these Articles of Association.

[3] Ein Beschluss der Generalversammlung der mindestens zwei Drittel der Gesamtstimmen (die Definition von Gesamtstimmen findet sich in Art. 41 dieser Statuten) auf sich vereinigt, ist erforderlich für:	[3] The approval of at least two thirds of the Total Voting Shares shall be required for (definition of the term Total Voting Shares is in Art. 41 of these Articles of Association):

1. Die Abwahl eines amtierenden Mitglieds des Verwaltungsrates	1. A resolution with respect to the removal of a serving member of the Board of Directors.
2. Jede Änderung von Art. 20 Abs. 3 dieser Statuten.	2. Any change to Art. 20 para. 3 of these Articles of Association.

[4] Ein Beschluss der Generalversammlung der mindestens 75 % der Gesamtstimmen (die Definition von Gesamtstimmen findet sich in Art. 41 dieser Statuten) auf sich vereinigt, ist erforderlich für:	[4] The approval of at least 75 % of the Total Voting Shares shall be required for (definition of the term Total Voting Shares is in Art. 41 of these Articles of Association):

1. Die Reduktion oder Erhöhung der Anzahl Verwaltungsräte in Art. 24 dieser Statuten.	1. The increase or reduction of the number of members of the Board of Directors in Art. 24 of these Articles of Association.
2. Jede Änderung von Art. 20 Abs. 4 dieser Statuten.	2. Any change to Art. 20 para. 4 of these Articles of Association.

[5] Auf Verlangen eines Aktionärs erfolgt die Wahl der Mitglieder des Verwaltungsrates in geheimer Abstimmung. Die übrigen Wahlen und Beschlussfassungen erfolgen in offener Abstimmung, falls die Generalversammlung nichts anderes beschliesst.

5 At the request of a shareholder the election of members of the Board of Directors shall take place by secret ballot. All other voting and passing of resolutions shall occur by open ballot unless otherwise resolved by the general meeting of the shareholders.

Art. 21 Auskunfts- und Einsichtsrecht der Aktionäre	Art. 21 Information and Inspection Rights of the Shareholders

[1] Jeder Aktionär ist berechtigt, an der Generalversammlung vom Verwaltungsrat Auskunft über die Angelegenheiten der Gesellschaft und von der Revisionsstelle über Durchführung und Ergebnis ihrer Prüfung zu verlangen.

1 At the general meeting of the shareholders, any shareholder is entitled to request information from the Board of Directors concerning the affairs of the Company and from the Auditors concerning the conduct and the results of their review.

[2] Die Auskunft ist insoweit zu erteilen, als sie für die Ausübung der Aktionärsrechte erforderlich ist. Sie kann verweigert werden, wenn durch sie Geschäftsgeheimnisse oder andere schutzwürdige Interessen der Gesellschaft gefährdet werden.

[2] The information shall be given to the extent necessary for the exercising of shareholders' rights. It may be denied if business secrets or other interests of the Company worth being protected are jeopardized.

[3] Die Geschäftsbücher und Korrespondenzen können nur mit ausdrücklicher Ermächtigung der Generalversammlung oder durch Beschluss des Verwaltungsrates und unter Wahrung des Geschäftsgeheimnisses eingesehen werden.

[3] Company books and correspondence may only be inspected with the express authorization of the general meeting of the shareholders or by resolution of the Board of Directors and under the condition that business secrets are safeguarded.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	12

Art. 22 Recht auf Einleitung einer Sonderuntersuchung	Art. 22 Right to Initiate a Special Examination

Jeder Aktionär, der das Recht auf Auskunft oder das Recht auf Einsicht bereits ausgeübt hat, kann der Generalversammlung beantragen, bestimmte Sachverhalte durch unabhängige Sachverständige untersuchen zu lassen, sofern dies zur Ausübung der Aktionärsrechte erforderlich ist.

Any shareholder who has already exercised his/her information or consultation right may propose to the general meeting of the shareholders that certain matters be examined by independent experts if this is necessary for the exercising of his/her rights.

Art. 22 a) Vergütung des Verwaltungsrates und der Geschäftsleitung	Art. 22 a) Compensation of the Board of Directors and Executive Management

[1] Die Aktionäre genehmigen, unter Vorbehalt der nachstehenden Abs. 2 und 4, an jeder ordentlichen Generalversammlung die Anträge des Verwaltungsrates betreffend den Maximalgesamtbetrag (in US Dollars, Schweizer Franken oder einer anderen Währung):

[1] The shareholders shall, subject to paras. 2 and 4 below, at each annual general meeting ratify the proposals of the Board of Directors as regards the maximum aggregate amount (expressed in U.S. dollars, Swiss francs or any other currency) of, respectively:

a. der Vergütung des Verwaltungsrates für die Periode zwischen der ordentlichen Generalversammlung, an welcher um Genehmigung ersucht wird, und der nächsten ordentlichen Generalversammlung; und	a. the compensation of the Board of Directors for the period between the annual general meeting at which ratification is sought and the next annual general meeting; and

b. der Vergütung der Geschäftsleitung für das Geschäftsjahr, welches nach der ordentlichen Generalversammlung, an welcher um Genehmigung ersucht wird, beginnt.	b. the compensation of Executive Management for the fiscal year commencing after the annual general meeting is held at which the ratification is sought.

[2] Der Verwaltungsrat kann die Aktionäre an einer Generalversammlung um Genehmigung eines Gesamtbetrages oder eines Maximalgesamtbetrages der Vergütung für den Verwaltungsrat beziehungsweise die Geschäftsleitung, oder von Elementen davon, oder zusätzlicher oder bedingter Beträge, in Bezug auf von Abs. 1 dieses Art. 22 a) abweichende Zeitperioden ersuchen, sei es auf retrospektiver Basis, prospektiver Basis oder einer Kombination davon.

[2] The Board of Directors may seek ratification by the shareholders at a general meeting of the shareholders on a retrospective basis, on a prospective basis, or a combination thereof, of the aggregate amount, or maximum aggregate amount, of compensation, respectively, of the Board of Directors and Executive Management, or any element thereof, or any additional or contingent amount, in relation to different time periods than those referred to in para. 1 of this Art. 22 a).

[3] Innerhalb des von den Aktionären an der jeweiligen Generalversammlung genehmigten Maximalgesamtbetrages ist ausschliesslich der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss befugt und verantwortlich, die tatsächliche individuelle Vergütung jedes Mitglieds des Verwaltungsrates beziehungsweise der Geschäftsleitung zu bestimmen. Zu diesem Zweck wird der Wert der Vergütung gemäss allgemein anerkannten Bewertungsmethoden per Datum der Zuteilung des jeweiligen Vergütungselements bestimmt.

[3] Within the maximum aggregate amount ratified by the shareholders at the relevant general meeting of the shareholders, it shall be the exclusive authority and responsibility of the Board of Directors or, where delegated to it, the Compensation Committee to determine the actual individual compensation of, respectively, each member of the Board of Directors and Executive Management. For such purposes, the value of compensation shall be determined in accordance with generally recognized valuation methods as per the grant date of the respective compensation element.

[4] Genehmigen die Aktionäre an einer Generalversammlung einen Antrag des Verwaltungsrates gemäss Abs. 1 oder 2 hiervor nicht, so zieht der Verwaltungsrat den Antrag, der nicht genehmigt wurde, unter Berücksichtigung, soweit feststellbar, der Gründe, aus welchen die Aktionäre den Antrag nicht genehmigt haben, in Wiedererwägung, und ersucht die Aktionäre um Genehmigung eines überarbeiteten Antrags; die Genehmigung kann an der Generalversammlung, an welcher der Antrag gemäss Abs. 1 oder 2 hiervor nicht genehmigt wurde, an einer ausserordentlichen Generalversammlung oder an der nächsten ordentlichen Generalversammlung erfolgen.

4 If at the annual general meeting the shareholders have not ratified a proposal of the Board of Directors pursuant to para. 1 above or para. 2 above, the Board of Directors shall reconsider the proposal that has not been ratified, taking into account, to the extent identifiable, the reasons for which the shareholders did not ratify the proposal, and seek shareholder ratification for a revised proposal at the annual general meeting at which the proposal pursuant to para. 1 above or para. 2 above has not been ratified, at an extraordinary general meeting or at the next annual general meeting.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	13

[5] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütung vor der Genehmigung durch die Aktionäre an einer Generalversammlung auszahlen oder zuteilen. Solche Vergütung steht unter dem Vorbehalt der nachträglichen Genehmigung durch die Aktionäre.

[5] The Company or companies under its control may pay out or grant compensation prior to shareholder ratification at a general meeting of the shareholders. Such compensation is subject to subsequent shareholder ratification.

[6] Der Begriff “Vergütung”, so wie er in diesen Statuten verwendet wird, umfasst jegliche Form der Entschädigung, einschliesslich, aber nicht beschränkt auf Vergütung in bar, in der Form von Aktien, gesperrten Aktien, Bonus-Aktien, ausgeschobenen Einheiten, Optionen, Wertsteigerungsrechten, gesperrten Aktieneinheiten, Leistungsprämien oder anderen Finanzinstrumenten oder Derivaten, oder irgendeiner Kombination davon, oder andere Leistungen und Vorteile, welche Mitgliedern des Verwaltungsrates und/oder der Geschäftsleitung bezahlt oder zugeteilt wird bzw. welche diese erhalten. Der Begriff “Vergütung” umfasst nicht den Ersatz von Auslagen, die ein Mitglied des Verwaltungsrates oder der Geschäftsleitung im Interesse der Gesellschaft getätigt hat.

[6] The term “compensation”, as used in these Articles of Association, shall include any form of remuneration, including, without limitation, cash, shares, restricted shares, bonus shares, deferred units, stock options, share appreciation rights, restricted stock units, performance awards, awards of other financial instruments or derivatives, or any combination of the foregoing, paid or granted to, and any other benefits and perquisites received by, members of the Board of Directors and/or Executive Management. The term “compensation” shall not include the reimbursement of expenses incurred by a member Board of Directors or Executive Management in the interests of the Company.

Art. 22 b) Allgemeine Vergütungsprinzipien	Art. 22 b) General Compensation Principles

[1] Die Vergütung des Verwaltungsrates kann (i) Barkomponenten, (ii) Aktien, gesperrte Aktien, gesperrte Aktieneinheiten, aufgeschobene Einheiten oder ähnliche Instrumente und/oder (iii) Leistungen oder Vorteile in der Form von Sach- oder Dienstleistungen umfassen, wie im Einzelnen vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss unter Vorbehalt der anwendbaren Planbestimmungen festgelegt. Exekutive Verwaltungsräte erhalten keine Vergütung zusätzlich zur Vergütung, welche ihnen im Rahmen ihrer Funktion als Mitglied der Geschäftsleitung der Gesellschaft ausgerichtet wird.

[1] The compensation of the Board of Directors may include (i) cash, (ii) shares, restricted shares, restricted share units, deferred units or similar instruments, and/or (iii) benefits and perquisites in kind or in the form of services, as shall be determined by the Board of Directors or, where delegated to it, the Compensation Committee and subject to the terms of the applicable plans. Executive directors shall not receive any compensation in addition to the compensation paid to them in their roles as officers of the Company.

[2] Sofern vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss nicht anders festgelegt, besteht die Vergütung der Geschäftsleitung in der Regel aus (i) einem Basissalär, (ii) anteilsbasierter oder anderer Leistungs- oder Erfolgsvergütung gemäss anwendbaren Plänen und (iii) weiterer Vergütung, die der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss als angemessen erachtet, einschliesslich, aber nicht beschränkt auf Beiträge an Vorsorgeleistungspläne und Spesenpauschalen.

[2] Except as otherwise determined by the Board of Directors or, where delegated to it, the Compensation Committee, Executive Management compensation shall generally consist of (i) a base salary, (ii) equity incentive and other incentive compensation pursuant to applicable plans and (iii) any other compensation as deemed appropriate by the Board of Directors or, where delegated to it, the Compensation Committee, including, but not limited to, contributions to post-retirement benefit plans and allowances.

[3] Vergütung gemäss Beteiligungs- oder Leistungs- und Erfolgsplänen soll so ausgestaltet sein, dass die Interessen der Empfänger auf diejenigen der Aktionäre der Gesellschaft ausgerichtet werden, eine Mitarbeiteranbindung erreicht wird und die Vergütung an die Leistung infolge der Schaffung von Mehrwert für die Aktionäre geknüpft wird. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss berücksichtigen die Funktion, den Umfang der Pflichten und die Verantwortungsstufe des jeweiligen Empfängers, die Mitarbeiteranbindung, das gegenwärtige Geschäftsumfeld, die persönliche Leistung, die Leistung der Gesellschaft oder von Unternehmensteilen, einschliesslich, aber nicht beschränkt auf die Aktienrendite im Verhältnis zum Markt, anderen Unternehmen oder anderen Richtgrössen.

[3] Compensation pursuant to participation or incentive plans shall be designed so as to align the interests of its recipients with those of the Company's shareholders, provide retention incentives, and tie compensation to performance through the creation of shareholder value. The Board of Directors or, where delegated to it, the Compensation Committee shall take into account the position and level of duties and responsibility of the respective recipient, retention considerations, the current business environment, individual performance, performance of the Company or parts thereof, including, without limitation, total shareholder return relative to market, other companies or other benchmarks.

[4] Vorbehältlich der Genehmigung der Bestimmungen der Beteiligungs- oder der Leistungs- und Erfolgspläne durch die Aktionäre (soweit gemäss anwendbarem Recht oder	4 In relation to equity incentive or other incentive awards, subject to the approval of the terms of equity incentive or other incentive plans by shareholders as may be required

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	14

anwendbaren Börsenregularien erforderlich), legt der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss für anteilsbasierte oder Leistungs- und Erfolgsvergütung, soweit anwendbar, die Zuteilungs-, Anfalls- (vesting-), Ausübungs- und Verfallsbedingungen fest; der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss kann vorsehen, dass aufgrund des Eintritts von im Voraus bestimmten Ereignissen wie einem Kontrollwechsel oder der Beendigung eines Arbeits-, Mandats- oder anderen Vertrags Anfalls- (vesting-) und Ausübungsbedingungen fortbestehen oder verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen.

under applicable law and stock exchange rules, the Board of Directors or, where delegated to it, the Compensation Committee shall, as applicable, determine the grant, vesting, exercise and forfeiture conditions; the Board of Directors or, where delegated to it, the Compensation Committee may provide for the continuation, acceleration or removal of vesting and exercise conditions, for the payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case with regard to pre-determined events such as a change-in-control or termination of an employment, mandate or other agreement.

[5] Die Gesellschaft kann die Aktien der Gesellschaft, die im Rahmen der anteilsbasierten Vergütung an die Begünstigten auszugeben oder zu liefern sind, jeweils soweit verfügbar aus genehmigtem oder bedingtem Aktienkapital oder unter Verwendung von auf dem Markt erworbenen eigenen Aktien bereitstellen.

[5] The Company may procure the shares of the Company to be issued or delivered to beneficiaries of equity-based awards, to the extent available, from authorized share capital, conditional share capital, or through use of treasury shares purchased in the market.

[6] Vergütung gemäss diesen Statuten kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausbezahlt oder zugeteilt werden.	[6] Compensation pursuant to these Articles of Association may be paid or granted by the Company or companies under its control.

Art. 22 c) Zusatzbetrag für Änderungen in der Geschäftsleitung	Art. 22 c) Supplementary Amount for Changes to the Executive Management

Reicht der von den Aktionären an einer Generalversammlung genehmigte Maximalgesamtbetrag der Vergütung der Mitglieder der Geschäftsleitung für die Vergütung eines Mitglieds der Geschäftsleitung, das nach dem Zeitpunkt der letzten Genehmigung durch die Aktionäre an einer Generalversammlung Mitglied der Geschäftsleitung wird, nicht aus, sind die Gesellschaft oder von ihr kontrollierte Gesellschaften ermächtigt, jedem solchem Mitglied der Geschäftsleitung für die Dauer der bereits durch die Aktionäre an einer Generalversammlung genehmigten Vergütungsperiode(n) eine Vergütung zu bezahlen oder auszurichten. Eine solche Vergütung darf je neu ernanntes Mitglied der Geschäftsleitung und je relevante Vergütungsperiode unter keinen Umständen den letzten von den Aktionären an einer Generalversammlung genehmigten Maximalgesamtbetrag der Vergütung übersteigen. Vergütung, die gemäss diesem Art. 22 c) ausgerichtet wird, bedarf keiner weiteren Genehmigung durch die Aktionäre.

If the maximum aggregate amount of compensation of Executive Management members ratified by the shareholders at a general meeting of the shareholders is not sufficient to also cover the compensation of a member of Executive Management who becomes a member of Executive Management after the date of the most recent shareholder ratification at a general meeting of the shareholders, the Company or companies under its control shall be authorized to pay and/or grant compensation to such member of Executive Management in relation to the compensation period(s) already ratified by the shareholders at a general meeting of the shareholders. In no event shall any such compensation for each newly appointed member of Executive Management and for each relevant compensation period exceed the maximum aggregate amount of Executive Management compensation last ratified by shareholders at a general meeting of the shareholders. No further shareholder ratification shall be required for any compensation paid and/or granted in accordance with this Art. 22 c).

Art. 23 Präsenzquorum	Art. 23 Presence Quorum

Jede Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit im Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens die Mehrheit aller Gesamtstimmen vertreten, voraus. Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Quorums durch den Vorsitzenden die Generalversammlung verlassen.

The adoption of any resolution or election requires the presence of at least a majority of the Total Voting Shares at the time when the general meeting of the shareholders proceeds to business. The shareholders present at a general meeting of the shareholders may continue to transact business, despite the withdrawal of shareholders from such general meeting of the shareholders following announcement of the presence quorum at that meeting.

B. Der Verwaltungsrat	B. The Board of Directors

Art. 24 Zusammensetzung	Art. 24 Composition

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[1] Der Verwaltungsrat besteht aus mindestens einem und höchstens zehn Mitgliedern.	[1] The Board of Directors shall consist of no less than one and no more than ten members.

[2] Solange die Namenaktien der Gesellschaft an einer in- oder ausländischen Börse kotiert sind, soll der Verwaltungsrat mindestens drei unabhängige Verwaltungsräte (Unabhängige Verwaltungsräte) ausweisen.

2 As long as the registered Shares of the Company are listed on a domestic or foreign Exchange, the Company shall maintain a minimum of three Independent Directors on its Board of Directors.

Art. 25 Amtsdauer	Art. 25 Term of Office

[1] Die Aktionäre wählen die Mitglieder des Verwaltungsrates und den Verwaltungsratspräsidenten einzeln an einer Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Ist das Amt des Verwaltungsratspräsidenten aus irgendeinem Grund vakant, ernennt der Verwaltungsrat einen Verwaltungsratspräsidenten für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung.

[1] The shareholders shall elect the members of the Board of Directors and the chair of the Board of Directors individually at a general meeting of shareholders for a term of office extending until completion of the next annual general meeting. Re-election is possible. If the office of the chair of the Board of Directors is vacant, for any reason, the Board of Directors shall appoint a new chair from among its members for a term of office extending until completion of the next annual general meeting.

[2] Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus irgendeinem Grund ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.

2 If, before the expiration of his term of office, a member of the Board of Director should be replaced for any reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

[3] Ist an der Gesellschaft eine juristische Person oder eine Handelsgesellschaft beteiligt, so ist sie als solche nicht als Mitglied des Verwaltungsrates wählbar; dagegen können an ihrer Stelle ihre Vertreter gewählt werden.

3 If a legal entity or another commercial enterprise is a shareholder of the Company, it shall not be eligible for membership on the Board of Directors; however, its representatives may be elected in lieu thereof.

Art. 26 Konstituierung	Art. 26 Constitution

Vorbehältlich der Wahl des Verwaltungsratspräsidenten und der Mitglieder des Vergütungsausschusses durch die Aktionäre an einer Generalversammlung bestimmt der Verwaltungsrat seine Organisation selbst. Er kann einen oder mehrere Vize-Präsidenten wählen. Er bestellt einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss. Vorbehältlich des anwendbaren Rechts und dieser Statuten regelt der Verwaltungsrat die Einzelheiten seiner Organisation in einem Organisationsreglement.

Except for the election of the chair of the Board of Directors and the members of the Compensation Committee by the shareholders at a General Meeting of Shareholders, the Board of Directors shall determine its own organization. It may elect one or more vice-chairs. It shall appoint a Secretary, who need not be a member of the Board of Directors. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of its organization in organizational regulations.

Art. 27 Aufgaben	Art. 27 Duties
[1] Der Verwaltungsrat besorgt die laufenden Geschäfte und vertritt die Gesellschaft nach aussen.	[1] The Board of Directors shall manage the ongoing business and represent the Company externally.

[2] Der Verwaltungsrat hat die folgenden unübertragbaren und unentziehbaren Aufgaben:	[2] The Board of Directors has the following non-transferable and inalienable duties:

1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. Supreme management of the Company and issuance of the relevant instructions;

2. Festlegung der Organisation;	2. Determination of the organisation;

3. Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3. Structuring of the accounting system, the financial controls and the financial planning to the extent that this is necessary for the management of the Company;

4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen sowie Regelung der Zeichnungsberechtigung;	4. Appointment and removal of the persons entrusted with the management and representation of the Company as well as regulation of signatory power;

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	16

5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

5. Overall supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with the law, the Articles of Association and other internal rules and regulations;

6. Erstellung des Geschäftsberichtes, des Vergütungsberichtes sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	6. Preparation of the annual business report, the compensation report and the general meeting of the shareholders, as well as implementation of its resolutions;

7. Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung;	7. Submission of a petition for debt-restructuring moratorium and notification of the court in case of over-indebtedness;

8. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht voll liberierte Aktien;	8. Passing of resolutions regarding retroactive payments related to partly paid-in shares;

9. Beschlussfassung über die Veränderung des Aktienkapitals, soweit dies in der Kompetenz des Verwaltungsrates liegt, die Feststellung von Kapitalveränderungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Streichungen).

9. The adoption of resolutions on the change of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital changes, the preparation of the report on the capital increase, and the respective amendments of the Articles of Association (including deletions).

3 Er hat überdies die folgenden Aufgaben:	3 In addition, the Board of Directors shall have the following duties:

1. Führung der gemäss Organisationsreglement dem Verwaltungsrat vorbehaltenen Geschäfte (vgl. Art. 30 Abs. 2);	1. Management of transactions reserved to the Board of Directors by the Organizational Regulations (cf. Art. 30 para. 2);

2. Antragstellung betreffend Verwendung des Bilanzgewinnes;	2. Proposals regarding the application of the balance sheet profit;

3. Festlegung des Geschäftsjahres (vgl. Art. 36);	3. Defining the business year (cf. Art. 36).

4. Behandlung von Eintragungsgesuchen (vgl. Art. 8).	4. Treatment of registration applications (cf. Art. 8).

4 Im Übrigen kann der Verwaltungsrat in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement der Generalversammlung oder einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

[4] Otherwise, the Board of Directors may resolve on all matters not reserved or assigned to the general meeting of the shareholders or another corporate body of the Company by law, the Articles of Association or other internal rules and regulations.

[5] Die Mitglieder des Verwaltungsrates zeichnen kollektiv zu zweien. Gehört dem Verwaltungsrat nur eine Person an, so ist diese einzelzeichnungsberechtigt.	[5] The members of the Board of Directors shall have the power of joint signatories. Where the Board of Directors consists of just one person, he shall have the power of single signatory.

Art. 28 Schadloshaltung	Art. 28 Indemnification

1 Im Rahmen des gesetzlich Zulässigen, hält die Gesellschaft sämtliche Personen sowie deren Erben, Konkurs- oder Nachlassmassen, welche wegen ihrer Tätigkeit als Verwaltungsrat, Mitglied der Geschäftsleitung, Officer, Angestellte, Agent oder weil sie in einer anderen Funktion für oder im Namen der Gesellschaft (einschliesslich solcher Tätigkeiten, die diese Personen für eine andere Gesellschaft, eine nicht rechtsfähige Personengesellschaft, einen Joint Ventures, einen Trusts, eine sonstige Geschäftseinheit oder

[1] The Company shall indemnify, to the full extent now or hereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a member of the Board of Director, member of Executive Management,

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	17

fiduziarisch im Zusammenhang mit von der Gesellschaft unterhaltenen Mitarbeiterbeteiligungsplänen für oder im Namen oder auf Aufforderung der Gesellschaft ausübten oder ausüben) tätig wurden, Partei in drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf-, verwaltungsrechtlicher oder anderer Natur (einschliesslich allfälliger Klagen der Gesellschaft) waren oder werden, schadlos von sämtlichen Auslagen (einschliesslich Anwaltskosten), Abgaben, Verlusten und Schäden, die diese in diesem Zusammenhang zu bezahlen und damit erlitten haben. Im Rahmen des gesetzlich zulässigen soll die Gesellschaft Gerichts- und Anwaltskosten im Zusammenhang mit solchen Klagen und Verfahren (einschliesslich Rechtsmittelverfahren) bevorschussen.

officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company (including his serving for, on behalf of or at the request of the Company as a member of the Board of Director, member of Executive Management, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company) against any expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law.

[2] Der Verwaltungsrat ist unabhängig von der Interessenlage des einzelnen Mitgliedes berechtigt, namens der Gesellschaft und zugunsten der in Art. 28 Abs. 2 dieser Statuten erwähnten Personen Versicherungen für die gegen diese Personen im Zusammenhang mit den oben beschriebenen Funktionen erhobenen Haftungsansprüche sowie deren Folgen abzuschliessen, unabhängig davon, ob die Gesellschaft das Recht bzw. die Macht hätte, diese Person in Anwendung von Art. 28 schadlos zu halten.

[2] The Board of Directors may, notwithstanding any interest of the member of the Board of Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Art. 28 paragraph 2 of these Articles of Association, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Art. 28.

[3] Art. 28 ist auf alle Ansprüche, Klagen, Prozesse anwendbar, die nach Inkrafttreten dieser Bestimmung eingeleitet werden, unabhängig davon, ob sich diese auf Tätigkeiten oder Unterlassungen vor Inkrafttreten dieser Bestimmung stützen. Die Vorschrift in diesem Art. 28 soll als Vertrag zwischen der Gesellschaft und jedem Verwaltungsratsmitglied, Mitglied der Geschäftsleitung, Direktor, Angestellten und Agenten, der in den weiter oben beschriebenen Funktionen zu einem beliebigen Zeitpunkt während der Gültigkeit dieser Bestimmung und des anwendbaren Rechts tätig war, gelten, und die Aufhebung oder Änderung dieser Bestimmung soll die zu jenem Zeitpunkt bestehenden Rechte und Pflichten bezüglich des zu jenem Zeitpunkt bestehenden Tatbestandes oder der zu jenem oder einem späteren Zeitpunkt gestützt auf diesen Sachverhalt geltend gemachten oder angedrohten Klagen, Ansprüchen oder Prozessen nicht berühren. Sollten einzelne Bestimmungen dieses Art. 28 aus gesetzlichen oder regulatorischen Gründen ungültig sein oder in ihrer Anwendung eingeschränkt werden, soll dies die Anwendung dieser Bestimmung oder die Gültigkeit dieser Bestimmung nicht berühren. Die Rechte im Zusammenhang mit der Schadloshaltung und der Bevorschussung in diesem Artikel sind weder exklusiv noch sollen sie allfällige bestehende andere Rechte der betroffenen Verwaltungsratsmitglieder, Geschäftsleitungsmitgliedern, Direktoren, Angestellten oder Agenten limitieren, die diese gestützt auf Verträge oder gestützt auf Beschlüsse der Organe der Gesellschaft oder in ihrer Funktion haben, limitieren. Die Gesellschaft ist dem Grundsatz verpflichtet, wonach die Schadloshaltung der in diesem Artikel definierten Personen im Rahmen des gesetzlich zulässigen entsprochen werden soll.

[3] The provisions of this Art. 28 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Art. 28 shall be deemed to be a contract between the Company and each member of the Board of Director, officer, employee or agent who serves in such capacity at any time while this Article and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Art. 28 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions hereof. The rights of indemnification and advancement of expenses provided in this Article shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such member of the Board of Director, officer, employee or agent may otherwise be entitled or permitted by contract, vote of members or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals shall be made to the fullest extent permitted by law.

Art. 29 Einberufung und Beschlussfassung	Art. 29 Calling of Meetings and Quorum
[1] Der Verwaltungsrat versammelt sich, so oft es die Geschäfte erfordern, jedoch mindestens einmal im Jahr. Er wird durch	[1] The Board of Directors shall meet as often as business demands but at least once a year. It shall be called by the

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	18

seinen Präsidenten oder den Vizepräsidenten einberufen. Jedes Mitglied hat jederzeit das Recht, unter schriftlicher Angabe der Gründe die unverzügliche Einberufung einer Verwaltungsratssitzung zu verlangen.

Chairman of the Board of Directors or the vice-chairman. Each member may, by giving written reasons therefore, demand that a meeting of the Board of Directors be held without delay.

[2] Die Einberufung des Verwaltungsrates hat in der Regel mindestens fünf Werktage vor dem Sitzungstage zu erfolgen. Tag, Zeit und Ort der Sitzung und die Verhandlungsgegenstände (Traktandenliste) sind bei der Einberufung bekannt zu geben. Gleichzeitig werden die massgebenden Sitzungsunterlagen zugestellt. Über Gegenstände, die in der Traktandenliste nicht aufgeführt sind, können in dringenden Fällen Beschlüsse gefasst werden.

[2] The calling of a meeting of the Board of Directors shall, as a rule, be made at least five working days before the date of the meeting. Day, time, and place of the meeting as well as the matters for discussion (agenda) shall be notified at the time of the calling. At the same time, the related documents for the meeting shall be provided. Matters not contained in the agenda may be resolved upon in urgent cases.

[3] Der Verwaltungsrat ist beschlussfähig, wenn die absolute Mehrheit der Mitglieder anwesend ist. Kein Präsenzquorum ist erforderlich für Beschlüsse des Verwaltungsrats, die im Zusammenhang mit der Feststellung von Kapitalveränderungen oder mit einer Änderung der Währung des Aktienkapitals und für die damit zusammenhängenden Statutenänderungen zu treffen sind.

[3] The Board of Directors is quorate when the absolute majority of members is present. No attendance quorum shall be required for resolutions of the Board of Directors in relation to the ascertainment of capital changes or a change in the currency of the share capital and the amendments to the Articles of Association in connection therewith.

[4] Der Verwaltungsrat fasst seine Beschlüsse und trifft seine Wahlen mit der Mehrheit der abgegebenen Stimmen. Er kann höhere Beschlussfassungsquoren einführen. Diese müssen in einem Reglement festgehalten werden. Bei Stimmengleichheit gibt der Vorsitzende den Stichentscheid, bei Wahlen entscheidet das Los.

[4] The Board of Directors shall pass its resolutions and votes with a majority of the votes cast. The Board of Directors may introduce higher requirements to pass votes. Such requirements shall be contained in an internal regulation. Where votes are tied, the chairperson shall give the casting vote; in the case of elections this shall be decided by lot.

[5] Beschlüsse können auch auf dem Weg der schriftlichen Zustimmung (durch Brief, Telefax, E-Mail oder jedes andere geeignete Mittel der elektronischen oder digitalen Kommunikation) zu einem Antrag gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Diese Beschlüsse bedürfen der Einstimmigkeit und sind zusammen mit den anderen Verwaltungsratsprotokollen aufzubewahren.

[5] Resolutions may also be passed by way of written consent (by letter, fax, email or any appropriate means of electronic or digital communication) provided no member has demanded an oral consultation. These resolutions require unanimity and shall be kept with the minutes of the meetings of the Board of Directors.

Art. 30 Ausschüsse und Delegation	Art. 30 Committees and Delegation
[1] Der Verwaltungsrat kann die Vorbereitung, die Ausführung seiner Beschlüsse und die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen.	[1] The Board of Directors may delegate the preparation and implementation of its resolutions and the oversight of business to committees or individual members.

[2] Der Vergütungsausschuss besteht aus mindestens drei (3) Mitgliedern des Verwaltungsrates. Die Mitglieder des Vergütungsausschusses müssen die anwendbaren Anforderungen an Unabhängigkeit, Erfahrung oder andere regulatorische Anforderungen, einschliesslich des New York Stock Exchange oder einer anderen Börse, Rule 10C-1(b)(1) des Securities Exchange Act von 1934, in seiner geänderten Version (der "Exchange Act") und Rule 16b-3 des Exchange Act, erfüllen.

[2] The Compensation Committee shall consist of no fewer than three (3) members of the Board of Directors. The members of the Compensation Committee shall meet any applicable independence, experience and other regulatory requirements, including of the New York Stock Exchange or any other stock exchange, Rule 10C-1(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 16b-3 of the Exchange Act.

[3] Die Aktionäre wählen die Mitglieder des Vergütungsausschusses einzeln an einer Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Bei Vakanzen im Vergütungsausschuss aus irgendeinem Grund ernennt der Verwaltungsrat aus seiner Mitte Ersatzmitglieder für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung.

[3] The shareholders shall elect the members of the Compensation Committee individually at a general meeting of the shareholders for a term of office extending until completion of the next annual general meeting. Re-election is possible. If there are vacancies on the Compensation Committee, for any reason, the Board of Directors shall appoint from among its members substitutes for a term of

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	19

office extending until completion of the next annual general meeting.

[4] Der Verwaltungsrat ernennt den Vorsitzenden des Vergütungsausschusses. Vorbehältlich anwendbaren Rechts und dieser Statuten regelt der Verwaltungsrat die Einzelheiten der Organisation des Vergütungsausschusses in einem Reglement oder einer Satzung.

[4] The Board of Directors shall elect the chairperson of the Compensation Committee. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of the organization of the Compensation Committee in regulations or a charter.

[5] Der Vergütungsausschuss hat, unter anderem, die Aufgabe, (1) die Vergütung und die damit verbundene Offenlegung durch den Verwaltungsrat zu überprüfen und dem Verwaltungsrat Empfehlungen diesbezüglich zu unterbreiten; (2) den Verwaltungsrat in der Erfüllung seiner Pflichten bezüglich der Vergütung der Mitglieder der Geschäftsleitung und der damit verbundenen Offenlegung, einschliesslich der Erarbeitung von Richtlinien betreffend die Vergütungs- und Leistungsprogramme der Geschäftsleitung zu unterstützen; und (3) die Anträge des Verwaltungsrates an die Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung vorzubereiten und dem Verwaltungsrat Empfehlungen diesbezüglich zu unterbreiten.

[5] The Compensation Committee shall, among other things, (1) consider and make recommendations to the Board of Directors on the compensation and related disclosure of the Board of Directors; (2) assist the Board of Directors in discharging its responsibilities relating to compensation and related disclosure of the members of Executive Management, including the development of policies relating to Executive Management compensation and benefit programs; and (3) prepare and recommend to the Board of Directors the proposals of the Board of Directors to the general meeting of the shareholders regarding the compensation of the Board of Directors and Executive Management.

[6] Der Verwaltungsrat regelt die Einzelheiten der Befugnisse und Pflichten des Vergütungsausschusses in einem Reglement oder einer Satzung.	[6] The Board of Directors shall establish the particulars of the powers and duties of the Compensation Committee in regulations or a charter.

[7] Unter Vorbehalt seiner unübertragbaren und unentziehbaren Aufgaben ist der Verwaltungsrat ferner befugt, die Geschäftsführung oder einzelne Zweige derselben und die Vertretung der Gesellschaft an eine oder mehrere Personen, Mitglieder des Verwaltungsrates (Delegierte) oder Dritte (Direktoren oder Geschäftsführer), zu übertragen. Die Personen, die vom Verwaltungsrat mit Geschäftsleitungsaufgaben betraut sind, und welche gemäss einer solchen Delegation die hauptsächliche Verantwortung für die Geschäftsführung der Gesellschaft haben, werden in diesen Statuten als “Geschäftsleitung” bezeichnet. Er legt die dazu notwendigen Einzelheiten in einem Organisationsreglement fest.

[7] Subject to its non-transferable and inalienable duties, the Board of Directors is furthermore empowered to delegate executive management of the business or individual branches of the same and the representation of the Company to one or more persons, members of the Board of Directors (delegates) or third parties (directors or managers). The persons to whom the Board of Directors delegates executive management, and who pursuant to such delegation shall have the primary responsibility for the executive management of the Company, shall be referred to in these Articles of Association as “Executive Management”. The Board of Directors shall stipulate the necessary details in the Organizational Regulations.

Art. 31 Protokoll	Art. 31 Minutes

[1] Über die Verhandlungen und Beschlüsse des Verwaltungsrates ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Sekretär zu unterzeichnen. Besteht der Verwaltungsrat aus nur einem Mitglied, muss auch dieser über seine Entscheidungen Protokoll führen.

[1] Minutes shall be recorded of the discussions and resolutions of the Board of Directors. The minutes shall be signed by the Chairperson and the Secretary. Where the Board of Directors consists of only one member, such person must also keep a record of his decisions.

[2] Die Protokolle sind vom Verwaltungsrat jeweils in der nächsten Sitzung zu genehmigen.	[2] The minutes shall be approved by the Board of Directors in the next meeting.

Art. 32 Recht auf Auskunft und Einsicht	Art. 32 Right to Information and Inspection

[1] Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen. In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschäftsführung betrauten Personen zur Auskunft verpflichtet. Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den

[1] Each member of the Board of Directors may demand information on all matters concerning the Company. At meetings, all members of the Board of Directors as well as the persons entrusted with the management of the Company are under a duty to provide information. Outside the meetings, each member can demand information from those

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	20

Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.	persons entrusted with the management about the course of business and, with the authorization of the president, about individual transactions.

[2] Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden. Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat. Regelungen oder Beschlüsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Mitglieder des Verwaltungsrates erweitern, bleiben vorbehalten.

2 To the extent it is necessary for the performance of a task, each member may apply to the Chairman of the Board of Directors that the books and files are made available to him. Where the Chairman of the Board of Directors rejects an application for information, a hearing or inspection, the Board of Directors shall decide. Regulations or resolutions of the Board of Directors that provide the members of the Board of Directors with the right to information and inspection remain reserved.

Art. 32 a) Verträge betreffend Vergütung mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	Art. 32 a) Agreements Regarding Compensation with Members of the Board of Directors and Executive Management

[1] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Mandatsverträge oder andere Verträge über deren Vergütung als Verwaltungsräte abschliessen. Die Dauer von befristeten Verträgen darf die Amtsdauer eines Verwaltungsrates nicht überschreiten. Eine Erneuerung eines befristeten Vertrages ist zulässig. Unbefristete Verträge haben eine Kündigungsfrist von maximal einer Amtsdauer.

[1] The Company or companies under its control may enter into fixed or indefinite mandate or other agreements with the members of the Board of Directors regarding their compensation as directors. The duration of fixed term agreements may not exceed a director’s term of office. A renewal of a fixed term agreement is permissible. Agreements for an indefinite term may have a termination notice period not exceeding a term of office.

[2] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge oder andere Verträge abschliessen. Befristete Verträge haben eine Höchstdauer von einem (1) Jahr. Eine Erneuerung eines befristeten Vertrages ist zulässig. Unbefristete Verträge haben eine Kündigungsfrist von maximal zwölf (12) Monaten.

[2] The Company or companies under its control may enter into employment or other agreements with the members of Executive Management for a fixed term or for an indefinite term. Agreements for a fixed term may have a maximum term of one (1) year. A renewal of a fixed term agreement is permissible. Agreements for an indefinite term may have a termination notice period of a maximum twelve (12) months.

[3] Mitglieder der Geschäftsleitung können während der Kündigungsfrist von ihrer Arbeitspflicht befreit werden. Des Weiteren ist es zulässig, dass die Gesellschaft oder von ihr kontrollierte Gesellschaften Aufhebungs- oder ähnliche Vereinbarungen abschliessen.

[3] Members of Executive Management may be released from their obligation of work during the time of the termination notice period. Further, it shall be permissible for the Company or companies under its control to enter into termination or similar agreements.

[4] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung des Arbeitsvertrags vereinbaren. Die gesamte Abgeltung eines solchen Konkurrenzverbots darf den Durchschnitt der an das betreffende Mitglied der Geschäftsleitung bezahlten Vergütung der letzten drei Geschäftsjahre nicht übersteigen.

[4] The Company or companies under its control may enter into non-competition agreements with members of Executive Management for the time after the termination of the employment agreement. The total consideration paid for a non-competition undertaking shall not exceed the average of the compensation paid to the relevant member of the Executive Management during the last three financial years.

Art. 32 b) Mandate ausserhalb des Konzerns	Art. 32 b) Mandates Outside the Group

[1] Kein Mitglied des Verwaltungsrates, das anderweitig eine Vollzeitbeschäftigung oder eine Teilzeitbeschäftigung von mehr als 16 Wochenstunden ausübt, und kein Mitglied der Geschäftsleitung kann mehr als sechs (6) zusätzliche Mandate wahrnehmen, wovon nicht mehr als zwei (2) in Zivilrechtlichen Personen sein dürfen, deren Aktien an einer Börse kotiert sind. Kein Mitglied des Verwaltungsrates, das ansonsten pensioniert ist oder anderweitig eine Teilzeitbeschäftigung von nicht mehr als 16 Wochenstunden ausübt, kann mehr als zehn (10) zusätzliche Mandate wahrnehmen, wovon nicht mehr als vier (4) in

1 No member of the Board of Directors who otherwise holds full-time employment or part-time employment of more than 16 hours per week and no member of Executive Management may hold more than six (6) additional Mandates of which not more than two (2) Mandates may be in Persons whose shares are listed on a stock exchange. No member of the Board of Directors who is otherwise retired or employed in part-time employment not exceeding 16 hours per week may hold more than ten (10) additional Mandates of which not more than four (4) Mandates may be in Persons whose shares are listed on a stock exchange.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	21

Zivilrechtlichen Personen sein dürfen, deren Aktien an einer Börse kotiert sind.

[2] Die folgenden Mandate fallen nicht unter die Beschränkungen gemäss Abs. 1 dieses Art. 32 b):	[2] The following Mandates shall not be subject to the limitations set forth in para. 1 of this Art. 32 b):

a. Mandate in Zivilrechtlichen Personen, welche die Gesellschaft kontrollieren, durch die Gesellschaft kontrolliert werden oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen;	a. Mandates in any Person which controls, is controlled by or under common control with the Company;

b. Mandate, die auf Anordnung der Gesellschaft oder von Zivilrechtlichen Personen, welche die Gesellschaft kontrollieren, durch die Gesellschaft kontrolliert werden oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen, wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen;

b. Mandates held at the instruction of the Company or any Person which controls, is controlled by or under common control with the Company; provided, however, that no member of the Board of Directors or Executive Management shall hold more than ten (10) such Mandates;

[3] Eine vorübergehende Überschreitung der Beschränkungen gemäss Abs. 1 und 2 dieses Art. 32 b) ist zulässig.	3 A temporary exceedance of the limitations pursuant to para. 1 and para. 2 of this Art. 32 b) shall be permissible.

[4] Als “Mandate” gelten Positionen in vergleichbaren Funktionen bei anderen Unternehmen mit wirtschaftlichem Zweck. Mandate in verschiedenen Rechtseinheiten, die unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.

[4] “Mandates” shall mean positions in comparable functions at other enterprises with an economic purpose. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one (1) mandate.

Art. 32 c) Vorsorgeleistungen	Art. 32 c) Post-Retirement Benefits

Die Gesellschaft kann an Mitglieder der Geschäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, soweit solche Vorsorgeleistungen 50% der jeweiligen Gesamtjahresvergütung nicht übersteigen.

The Company may grant members of the Executive Management postretirement benefits beyond occupational pensions, provided, however, that any such post-retirement benefit may not exceed 50% of the respective total annual compensation.

Art. 33 Zeichnungsberechtigung	Art. 33 Signature Power
Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.	The due and valid representation of the Company by members of the Board of Directors and other persons shall be set forth in Organizational Regulations.

C. Die Revisionsstelle	C. The Auditors

Art. 34 Revision	Art. 34 Audit
[1] Die Generalversammlung wählt die Revisionsstelle.	[1] The general meeting of the shareholders shall elect the Auditor.

[2] Sie kann auf die Wahl einer Revisionsstelle verzichten, wenn:	2 It can waive the election of auditors where:

1. die Voraussetzungen für eine ordentliche Revision nicht gegeben sind;	1. the requirements for an ordinary audit are not present;

2. die Zustimmung sämtlicher Aktionäre vorliegt und;	2. the consent of all shareholders has been given; and

3. die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.	3. the Company does not have more than ten full-time positions on average per year.

[3] Haben die Aktionäre auf eine eingeschränkte Revision verzichtet, so gilt dieser Verzicht auch für die nachfolgenden Jahre. Jeder Aktionär hat jedoch das Recht, spätestens zehn Tage vor der Generalversammlung eine eingeschränkte Revision

[3] Where the shareholders have waived a limited statutory examination, this waiver applies also to the following year. Each shareholder may, however, demand a limited statutory examination at the latest ten days prior to the general

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	22

zu verlangen. Die Generalversammlung muss diesfalls die Revisionsstelle wählen.	meeting of the shareholders. The general meeting of the shareholders must in this case elect the Auditor.

Art. 35 Organisation der Revisionsstelle	Art. 35 Organisation of the Auditor
[1] Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden.	[1] One or several individuals or legal persons or partnerships may be elected as Auditors.

[2] Wenigstens ein Mitglied der Revisionsstelle muss seinen Wohnsitz, seinen Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben.	2 As a minimum one member of the Auditor shall be resident or have a registered branch in Switzerland.

[3] Muss die Gesellschaft ihre Jahresrechnung durch eine Revisionsstelle ordentlich prüfen lassen im Sinne von:	[3] Where the Company is required to arrange an ordinary audit of its annual financial accounts by auditors pursuant to:

Art. 727 Abs. 1 Ziff. 2 oder Ziff. 3 OR;	Art. 727 paragraph 1 section 2 or section 3 CO;
Art. 727 Abs. 2 OR	Art. 727 paragraph 2 CO

wählt die Generalversammlung einen zugelassenen Revisionsexperten nach den Vorschriften des Revisionsaufsichtsgesetzes (RAG) als Revisionsstelle.	the general meeting of the shareholders shall elect a licensed audit expert in accordance with the provisions of the Audit Oversight Act (RAG) as auditors.

[4] Ist die Gesellschaft zur eingeschränkten Revision verpflichtet, kann als Revisionsstelle auch ein zugelassener Revisor nach den Vorschriften des RAG bezeichnet werden. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle nach Art. 34.

[4] Where the Company is required to arrange a limited statutory examination a licensed auditor in accordance with the provisions of the RAG may also be appointed as auditors. Waiver of the election of auditors pursuant to Art. 34 remains reserved.

[5] Die Revisionsstelle muss im Sinne von Art. 728 bzw. 729 OR unabhängig sein.	[5] The Auditor must be independent in accordance with Art. 728 respectively 729 CO.

[6] Die Revisionsstelle wird für ein Geschäftsjahr gewählt. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Die Wiederwahl ist möglich. Die Generalversammlung kann die Revisionsstelle jederzeit mit sofortiger Wirkung abberufen.

[6] The Auditor shall be appointed for one business year. Their term of office shall end with the approval of the final annual financial accounts. Re-appointment is possible. The general meeting of the shareholders may remove the Auditor with immediate effect at any time.

D. Rechnungslegung und Verwendung des Bilanzgewinnes	D. Rendering of Accounts and Allocation of Balance Sheet Profit

Art. 36 Jahresrechnung	Art. 36 Annual Financial Accounts
Die Jahresrechnung wird jährlich auf den 31. Dezember oder auf einen anderen, durch den Verwaltungsrat zu beschliessenden Termin abgeschlossen.	The annual financial accounts shall be closed annually on the 31 December or another date determined by the Board of Directors.

Art. 37 Verwendung des Jahresgewinnes	Art. 37 Application of the Annual Profit
[1] Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.

[1] The general meeting of the shareholders shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the general meeting of the shareholders.

[2] Die Generalversammlung kann jederzeit die Errichtung von speziellen Reserven neben den vom Gesetz vorgeschriebenen Reserven beschliessen und über deren Verwendung bestimmen.	[2] The general meeting of the shareholders may at any time resolve to set up special reserves in addition to those required by law and determine their application.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	23

[3] Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven gebucht.	[3] Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

E. Schlussbestimmungen	E. Final Provisions

Art. 38 Auflösung und Liquidation	Art. 38 Winding-up and Liquidation
[1] Die Generalversammlung kann jederzeit die Auflösung der Gesellschaft beschliessen. Die Auflösung und Liquidation sind gemäss den Vorschriften von Art. 736 ff. OR durchzuführen.	[1] The general meeting of the shareholders may at any time resolve to wind-up the Company. The winding-up and liquidation of the Company shall be performed in accordance with Art. 736 et seq. CO.

[2] Die Befugnisse der Generalversammlung bleiben auch während der Liquidation mit der Einschränkung gemäss Art. 739 OR bestehen. Insbesondere unterliegt die Liquidationsrechnung der Genehmigung durch die Generalversammlung.

[2] The powers of the general meeting of the shareholders shall also continue during the liquidation, limited in accordance with Art. 739 CO. In particular, the liquidation accounts are subject to the approval of the general meeting of the shareholders.

[3] Der Verwaltungsrat besorgt die Liquidation, sofern diese nicht durch Beschluss der Generalversammlung Dritten übertragen wird.	[3] The Board of Directors shall conduct the liquidation to the extent that this is not transferred to a third party by a resolution of the general meeting of the shareholders.

[4] Die Liquidatoren sind berechtigt, die Aktiven der Gesellschaft freihändig zu veräussern.	[4] The liquidators may freely dispose of the assets of the Company.

[5] Nach erfolgter Tilgung der Schulden wird das Vermögen nach Massgabe der eingezahlten Beträge unter den Aktionären verteilt, soweit diese Statuten nichts anderes vorsehen.	[5] Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid-up, unless these Articles of Association provide otherwise.

Art. 39 Mitteilungen und Bekanntmachungen	Art. 39 Communications and Notifications
[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bestimmen.	[1] The Company shall make any announcements in the Swiss Official Gazette of Commerce. The Board of Directors may specify other means of publication.

[2] Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Einladungen zu Generalversammlungen können stattdessen allein durch Veröffentlichung eines Proxy Statement (oder einer Änderung oder eines Zusatzes dazu) nach den Regeln der SEC erfolgen (wobei Änderungen und Zusätze zu Einladungen, für die Zwecke dieser Statuten und den Vorschriften des Aktienrechts, auch ausschliesslich durch eine Veröffentlichung im Schweizerischen Handelsblatt erfolgen dürfen). Die Mitteilungen an die Namenaktionäre erfolgen im Falle der in Art. 14 Abs. 3 erwähnten Hinweise an ihre letzte im Aktienbuch eingetragene Adresse durch Brief oder E-Mail oder in einer anderen Form, die den Nachweis durch Text ermöglicht. In allen anderen Fällen können die Mitteilungen durch Veröffentlichung im Publikationsorgan erfolgen. Bekanntmachungen an die Gläubiger erfolgen in den vom Gesetz vorgeschriebenen Fällen durch Veröffentlichung im Publikationsorgan. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und entsprechend im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.

2 To the extent that individual notification is not required by law, stock Exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Invitations to general meetings of the shareholders may also be made solely by way of a publication of a proxy statement (or amendments or supplements thereto) pursuant to SEC Regulations (whereby amendments or supplements to invitations, for purposes of these Articles of Association and corporate law, may also be made exclusively by way of a publication in the Swiss Official Gazette of Commerce). Notices to the registered shareholders shall in the case of the notifications set forth in Art. 14 para. 3 be sent by letter or electronic mail or in another form that allows proof by text to the last address registered in the Share Register. In all other cases, they may be made by publication in the Company's official instrument for publications. Notices to creditors shall be given in the cases prescribed by law by publication in the Swiss Official Gazette of Commerce. Financial institutions holding Shares for beneficial owners and recorded in such capacity in the Share Register shall be deemed to be authorized recipients.

Art. 40 Verbindlicher Originaltext	Art. 40 Original Language

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	24

Falls sich zwischen der deutsch- und der englischsprachigen Fassung dieser Statuten Differenzen ergeben, hat die deutschsprachige Fassung Vorrang.	In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

Art. 41 Definitionen	Art. 41 Definitions
Aktie	Shares

Der Begriff Aktie(n) hat die in Art. 3 dieser Statuten aufgeführte Bedeutung.	The term Share(s) has the meaning assigned to it in Art. 3 of these Articles of Association.

Aktienbuch	Share Register

Der Begriff Aktienbuch hat die in Art. 8 dieser Statuten aufgeführte Bedeutung.	The term Share Register has the meaning assigned to it in Art. 8 of these Articles of Association.

Aktienkapital	Share Capital

Der Begriff Aktienkapital hat die in Art. 3 dieser Statuten aufgeführte Bedeutung.	The term Share Capital has the meaning assigned to it in Art. 3 of these Articles of Association.

Börse	Exchange

Der Begriff Börse bedeutet Einrichtungen des Wertschriftenhandels oder vergleichbare Systeme, an welchen die Aktien der Gesellschaft gehandelt oder anderweitig zeitweise zum Handel zugelassen sind.	The term Exchange shall mean any securities exchange or other system on which the registered Shares of the Company may be listed or otherwise authorized for trading from time to time.

Gesamtstimmen	Total Voting Shares

Der Begriff Gesamtstimmen bedeutet die Gesamtzahl aller an einer Generalversammlung stimmberechtigen Aktien unabhängig davon, ob die stimmberechtigten Aktien an der Generalversammlung vertreten sind oder nicht.

Total Voting Shares means the total number of Shares entitled to vote at a general meeting of the shareholders whether or not represented at such meeting.

Gesellschaft	Company

Der Begriff Gesellschaft bedeutet Garmin Ltd.	The term Company shall mean Garmin Ltd.

Marktwert	Fair Market Value

Der Begriff Marktwert bedeutet (i) im Falle von Aktien den höchsten Schlusskurs dieser Aktien während der letzten 30 Tage vor dem massgeblichen Stichtag. Dabei entspricht der Marktwert dem höchsten von der betreffenden Börse gemeldeten Schlusskurs während der letzten 30 Tage vor dem massgeblichen Stichtag und, falls eine solche Meldung nicht vorliegt, soll der Marktwert dieser Aktien vom Verwaltungsrat in guten Treuen bestimmt werden, wobei er dabei die Art der Aktien, allfällige Dividenden, Zuteilung von Aktien sowie Aufteilungen oder Zusammenlegungen von Aktien berücksichtigt, und (ii) im Fall von Vermögenswerten, die weder Aktien noch Bargeld sind, soll der Marktwert vom Verwaltungsrat in guten Treuen per Stichtag bestimmt werden.

The term Fair Market Value shall mean (i) in the case of shares, the highest closing sale price of a share during the 30-day period immediately preceding the date in question of such share admitted to trading on an Exchange or any other system then in use, the Fair Market Value shall be the highest closing sale price reported by the Exchange or such other system during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of such share as determined by the Board of Directors in good faith, in each case with respect to any class of share, appropriately adjusted for any dividend or distribution in shares or any combination or reclassification of outstanding shares of such share into a smaller number of shares, and (ii) in the case of property other than cash or shares, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	25

Monat	Month

Der Begriff Monat bedeutet ein Kalendermonat.	The term Month shall mean a calendar month.

Nahestehender Aktionär	Interested Shareholder

Der Begriff Nahestehender Aktionär bedeutet jede natürliche oder juristische Person (unter Ausschluss der Gesellschaft) sowie deren Muttergesellschaften, (i) die direkte oder indirekte Eigentümerin von mehr als 20 % der Stimmrechte der ausgegebenen Aktien ist, oder die (ii) eine Nahestehende Gesellschaft der Gesellschaft ist und irgendwann in den zwei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob diese Person ein Nahestehender Aktionär ist, direkte oder indirekte Eigentümerin von 20 % oder mehr der Stimmrechte der ausgegebenen Aktien war; oder (iii) Aktien übertragen bekommen hat, die irgendwann in den zwei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob eine Person ein Nahestehender Aktionär ist, direkt oder indirekt im Eigentum eines Nahestehenden Aktionärs standen, sofern die Übertragung (unabhängig davon ob in einer oder mehreren Transaktionen) ausserhalb eines öffentlichen Angebots stattgefunden hat.

The term Interested Shareholder shall mean any person (other than the Company) and any holding company thereof who or which (i) is the beneficial owner directly or indirectly, of more than twenty per cent (20%) of the voting power of the outstanding shares of the Company; or, (ii) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty per cent (20%) or more of the voting power of the then-outstanding shares; or (iii) is an assignee of or has otherwise succeeded to any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering.

Eine natürliche oder juristische Person gilt dann nicht als Nahestehender Aktionär, falls eine solche Person nur darum ein Nahestehender Aktionär wird, weil die Anzahl der ausgegebenen Aktien der Gesellschaft reduziert werden, unabhängig davon ob eine solche Reduktion auf den Rückkauf von Aktien der Gesellschaft durch die Gesellschaft zurückzuführen ist. Die Reduktion der ausgegebenen Aktien erhöht den prozentualen Anteil der ausgegebenen Aktien im direkten oder indirekten Eigentum der betreffenden Person bis diese Person direkte oder indirekte Eigentümerin zusätzlicher Aktien wird.

A person shall not be deemed an Interested Shareholder if such person would become an Interested Shareholder solely as a result of a reduction of the number of shares of the Company outstanding, including repurchases of outstanding shares of the Company by the Company, which reduction increases the percentage of outstanding shares of the Company of which such person is the beneficial owner, until such person shall thereafter become the beneficial owner of any additional shares.

Nahestehende Gesellschaft	Affiliate

Der Begriff Nahestehende Gesellschaft bedeutet bezüglich einer Person, jede andere Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen die andere Person kontrolliert, von dieser anderen Person kontrolliert wird, oder unter gemeinsamer Kontrolle mit dieser anderen Person steht. “Kontrolle” einschliesslich der Begriffe “kontrollierend” und “kontrolliert” für die Zwecke dieser Definition und allgemein dieser Statuten bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten oder auf andere Weise.

The term Affiliate shall mean with respect to any person, any other person controlling or controlled by or under common control with such specified person. For the purposes of this definition and generally these Articles of Association, “control”, “controlling” and “controlled” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise.

Nahestehende Person	Associate

Der Begriff Nahestehende Person bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Zivilrechtlichen Person, (i) jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Zivilrechtliche Person Mitglied des Leitungs-

The term Associate, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of voting

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	26

oder Verwaltungsorgans, der Geschäftsleitung oder Gesellschafter ist oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20 % oder mehr einer Kategorie von Aktien oder anderen Anteilsrechten ist, die ein Stimmrecht vermitteln, (ii) jedes Treuhandvermögen (Trust) oder jede andere Vermögenseinheit, an der diese Zivilrechtliche Person wirtschaftlich einen Anteil von 20 % oder mehr hält oder in Bezug auf welche diese Zivilrechtliche Person als Verwalter (trustee) oder in ähnlich treuhändischer Funktion tätig ist, und (iii) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.

shares, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

OR	CO

Der Begriff OR hat die in Art. 1 dieser Statuten aufgeführte Bedeutung.	The term CO has the meaning assigned to it in Art. 1 of these Articles of Association.

Revisionsstelle	Auditor

Der Begriff Revisionsstelle hat die in Abschnitt C dieser Statuten aufgeführte Bedeutung.	The term Auditor has the meaning assigned to it in section C of these Articles of Association.

Sekretär	Secretary

Der Begriff Sekretär hat die in Art. 26 dieser Statuten aufgeführte Bedeutung.	The term Secretary has the meaning assigned to it in Art. 26 of these Articles of Association.

Sitz	Registered Office

Der Begriff Sitz hat die in Art. 1 dieser Statuten aufgeführte Bedeutung.	The term Registered Office has the meaning assigned to it in Art. 1 of these Articles of Association.

Statuten	Articles of Association

Der Begriff Statuten bedeutet die Statuten der Garmin Ltd. jeweils in ihrer aktuellsten Fassung.	The term Articles of Association shall mean the Articles of Association of Garmin Ltd. in their most recent version.
Tochtergesellschaft	Subsidiary

Der Begriff Tochtergesellschaft bedeutet sämtliche juristischen Personen oder Personenvereinigung, welche von einer anderen juristischen Person beherrscht werden.

The term Subsidiary shall mean any corporation, company, association, foundation or other incorporated legal entity, that directly, or indirectly through one or more intermediaries is under control of the person specified.

Unabhängige Verwaltungsräte	Independent Directors

Der Begriff unabhängige Verwaltungsräte bedeutet Verwaltungsräte, welche im Sinne der anwendbaren Bestimmungen derjenigen Börse, an welcher die Gesellschaft kotiert ist, unabhängig sind.	The term Independent Directors shall mean members of the board who are recognized as such by the rules and regulations of the Exchange.

Unparteiische Mitglieder des Verwaltungsrates	Disinterested Directors

Der Begriff Unparteiische Mitglieder des Verwaltungsrates bedeutet diejenigen Mitglieder des Verwaltungsrates, welche keine Nahestehenden Personen von Nahestehenden Aktionären sind und bereits Mitglieder des Verwaltungsrates waren, bevor ein Nahestehender Aktionär ein Nahestehender Aktionär wurde

The term Disinterested Directors shall mean any members of the Board of Directors who are unaffiliated with the Interested Shareholder and who were a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any director who is

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	27

und jedes Verwaltungsratsmitglied, welches erst nachträglich eine Vakanz im Verwaltungsrat schloss oder erst nachträglich gewählt wurde und in jedem Fall keine Nahestehende Person des Nahestehenden Aktionärs ist und auf Empfehlung einer Mehrheit der damaligen Unparteiischen Mitgliedern des Verwaltungsrates gewählt wurde.

thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Shareholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

USD	USD

Der Begriff USD bedeutet US Dollar und ist die gültige Währung der Vereinigten Staaten von Amerika.	The term USD shall mean US dollars, the legal currency in the United States of America.

Verwaltungsrat	Board of Directors

Der Begriff Verwaltungsrat hat die in Abschnitt B dieser Statuten aufgeführte Bedeutung.	The term Board of Directors has the meaning assigned to it in section B of these Articles of Association.

Verwaltungsratspräsident	Chairman of the Board of Directors

Der Begriff Verwaltungsratspräsident (Präsident) hat die in Art. 26 dieser Statuten aufgeführte Bedeutung.	The term Chairman of the Board of Directors (Chairman) has the meaning assigned to it in Art. 26 of these Articles of Association.

Zivilrechtliche Person	Person

Der Begriff Zivilrechtliche Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nichtrechtsfähige Personengesellschaft oder jeder andere Rechtsträger. Für die Zwecke von Art. 32 b) dieser Statuten sind Individuen nicht erfasst.

The term Person shall mean any individual, corporation, partnership, unincorporated association or other entity. For purposes of Art. 32 b) of these Articles of Association, it shall not include individuals.

Zusammenschluss	Business Combination

Der Begriff Zusammenschluss bedeutet (i) jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer ihrer Tochtergesellschaften mit (i) einem Nahestehenden Aktionär (gemäss Definition in diesem Artikel) oder mit (ii) einer anderen Gesellschaft oder Unternehmung (unabhängig davon, ob diese selber ein Nahestehender Aktionär ist), falls diese eine Nahestehende Gesellschaft eines Nahestehenden Aktionärs ist oder durch die Fusion oder Zusammenführung eine solche wird oder (ii) jeder Verkauf, Vermietung oder Verpachtung, Austausch, hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen) an oder für einen Nahestehenden Aktionär oder eine Nahestehenden Gesellschaft eines solchen Nahestehenden Aktionärs bezüglich Vermögenswerten der Gesellschaft oder einer ihrer Tochtergesellschaften mit einem aggregierten Marktwert (gemäss Definition in diesem Artikel) der mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor der Transaktion entspricht, oder (iii) die Ausgabe oder Übertragung von Anteilen der Gesellschaft oder einer ihrer Tochtergesellschaften (ob in einer oder mehreren Transaktionen) mit einem aggregierten Marktwert, der mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor der Transaktion entspricht, an einen Nahestehenden Aktionär oder eine Nahestehende Gesellschaft eines solchen Nahestehenden Aktionärs im Austausch gegen Bargeld, Effekten oder anderen

The term Business Combination shall mean (i) any merger or consolidation of the Company or any subsidiary with (i) any Interested Shareholder (as defined in this Article) or (ii) any other company or other entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder, or any Affiliate of any Interested Shareholder, of any assets of the Company or any subsidiary having an aggregate Fair Market Value (as defined in this Article) equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries; or (iii) the issuance or transfer by the Company or any subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof), of any securities of the Company or any subsidiary having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries except pursuant to an employee benefit plan of the Company or any subsidiary thereof; or (iv) the adoption of any plan or

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	28

Vermögenswerten (oder einer Kombination solcher Werte) mit Ausnahme der Ausgabe oder Übertragung von Anteilen der Gesellschaft oder einer ihrer Tochtergesellschaften im Zusammenhang mit einem Mitarbeiterbeteiligungsprogramm der Gesellschaft oder einer ihrer Tochtergesellschaften, oder (iv) der Beschluss über die Liquidation oder Auflösung der Gesellschaft auf Antrag oder im Namen eines Nahestehenden Aktionärs oder einer einem Nahestehenden Aktionär Nahestehenden Gesellschaft, oder (v) jede Änderung in der Klassifizierung der Anteile der Gesellschaft (einschliesslich das Zusammenlegen von Aktien), Rekapitalisierung der Gesellschaft, Fusion oder andere Form des Zusammenschlusses der Gesellschaft mit einer ihrer Tochtergesellschaften oder jede andere Transaktion (unabhängig davon, ob ein Nahestehender Aktionär involviert ist), die zu einer direkten oder indirekten Erhöhung des proportionalen Anteils der ausstehenden Anteile der Gesellschaft oder einer ihrer Tochtergesellschaften unabhängig von der Art der ausstehenden Anteilen (Aktien, Wandelanleihen) führen und die direkt oder indirekt einem Nahestehenden Aktionär oder einer Nahestehenden Gesellschaft eines Nahestehenden Aktionärs gehören („Unverhältnismässige Transaktion“), wobei eine solche Transkation dann nicht als Unverhältnismässige Transaktion gelten soll, wenn die Erhöhung des Anteils des Nahestehenden Aktionärs bzw. der Nahestehenden Gesellschaft des Nahestehenden Aktionärs als Folge dieser Transaktion nicht grösser ist als die Erhöhung der Anteile der übrigen Aktionäre.

Zürich, 7. June 2024

proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or (v) any reclassification of securities of the Company (including any reverse share split), recapitalization of the Company, merger or consolidation of the Company with any of its subsidiaries or other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder (a “Disproportionate Transaction”); provided, however, that no such transaction shall be deemed a Disproportionate Transaction if the increase in the proportionate ownership of the Interested Shareholder or Affiliate as a result of such transaction is no greater than the increase experienced by the other stockholders generally.

Zurich, June 7, 2024